Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-298123

PROSPECTUS SUPPLEMENT
(to Prospectus dated August 7, 2026)

Up to $75,000,000

abrdn Total Dynamic Dividend Fund

Common Shares

abrdn Total Dynamic Dividend Fund (the “Fund”) has entered into a distribution agreement, dated August 25, 2026 (the “Distribution Agreement”), with ALPS Distributors, Inc. (the “Distributor”), relating to the Fund’s common shares of beneficial interest with no par value (“Common Shares”), offered by this Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Distribution Agreement, the Fund may offer and sell its Common Shares having an aggregate offering price of up to $75,000,000 from time to time through the Distributor. Under the Investment Company Act of 1940, as amended (the “1940 Act”), the Fund may not sell any Common Shares at a price below the current net asset value (“NAV”) of such Common Shares, exclusive of any distributing commission or discount.

The Fund. The Fund is a diversified, closed-end management investment company.

Investment Objectives. The Fund’s primary investment objective is to seek high current dividend income. The Fund also focuses on long-term growth of capital as a secondary investment objective. There is no assurance that the Fund will achieve its investment objectives. The Fund’s investment objectives and some of its investment policies are considered fundamental policies and may not be changed without shareholder approval.

Investment Strategies. The Fund invests at least 80% of its net assets plus amounts borrowed for investment purposes in equity securities, primarily common stocks, issued by domestic and foreign companies whose equity securities are readily traded on an established U.S. or foreign securities market and pay dividends. The Board of Trustees may change this 80% policy on not less than 60 days’ notice to shareholders. Under normal circumstances, however, the Fund invests 35-80% of its total assets in the securities of non-U.S. issuers and among the securities of issuers located in approximately 10 to 30 countries.

The Fund may borrow for investment purposes. abrdn Investments Limited (the “Adviser”) currently intends to use leverage through borrowing from a credit facility.

NYSE Listing. The Fund’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus Supplement will be, subject to notice of issuance, listed on the New York Stock Exchange (the “NYSE”) under the symbol “AOD.” As of August 19, 2026, the last reported sale price for the Fund’s Common Shares on the NYSE was $10.62 per Common Share, and the NAV of the Fund’s Common Shares was $10.68 per Common Share, representing a discount to NAV of -0.56%.

Sales of the Fund’s Common Shares, if any, under this Prospectus Supplement and the accompanying Prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange. The minimum price on any day at which Common Shares may be sold will not be less than the Minimum Price, which will be equal to the then current NAV per Common Share plus the per Common Share amount of the commission to be paid to the Distributor (the “Minimum Price”). The Fund and the Distributor will determine whether any sales of Common Shares will be authorized on a particular day. The Fund and the Distributor, however, will not authorize sales of Common Shares if the price per Common Share is less than the Minimum Price. The Fund and the Distributor may elect not to authorize sales of Common Shares on a particular day even if the price per Common Share is equal to or greater than the Minimum Price or may only authorize a fixed number of Common Shares to be sold on any particular day. The Fund and the Distributor will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts.

The Distributor may enter into sub-placement agent agreements with one or more selected dealers. The Distributor has entered into a sub-placement agent agreement, dated August 25, 2026 (the “Sub-Placement Agent Agreement”), with UBS Securities LLC (the “Sub-Placement Agent”) relating to the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Sub-Placement Agent Agreement, the Fund may offer and sell Common Shares from time to time through the Sub-Placement Agent as sub-placement agent for the offer and sale of Common Shares. The Fund will compensate the Distributor with respect to sales of Common Shares at a commission rate of 1.00% of the gross proceeds of the sale of Common Shares. Out of this commission, the Distributor will compensate the Sub-Placement Agent at a rate of up to 0.90% of the gross sales proceeds of the sale of the Common Shares sold by the Sub-Placement Agent. The Adviser may, from time to time, in its sole discretion, pay some or all of the commissions payable under the Distribution Agreement or make additional supplemental payments to ensure that the sales price per Common Share in connection with all of the offerings made hereunder will not be less than the Fund’s current NAV per Common Share. Any such payments made by the Adviser will not be subject to reimbursement by the Fund. In connection with the sale of Common Shares on behalf of the Fund, the Distributor may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to the Distributor may be deemed to be underwriting commissions or discounts.

Investing in the Fund’s Common Shares involves certain risks. You could lose some or all of your investment. See “Risk factors” on page 26 of the accompanying Prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus Supplement is dated August 25, 2026.

You should read this Prospectus Supplement, the accompanying Prospectus and the documents incorporated herein or therein by reference, which contain important information about the Fund that you should know before deciding whether to invest, and retain them for future reference. A Statement of Additional Information, dated August 7, 2026 (the “SAI”), containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into the accompanying Prospectus. This Prospectus Supplement, the accompanying Prospectus and the SAI are part of a “shelf” Registration Statement that the Fund filed with the SEC. This Prospectus Supplement describes the specific details regarding this offering, including the method of distribution. If information in this Prospectus Supplement is inconsistent with the accompanying Prospectus or the SAI, you should rely on this Prospectus Supplement. You may request free copies of the SAI, annual and semi-annual reports to shareholders and other information about the Fund, and make shareholder inquiries, by calling Investor Relations toll-free at 1-800-522-5465 or by writing to the Fund at 1900 Market Street, Suite 200, Philadelphia, PA 19103, or you may obtain a copy (and other information regarding the Fund) from the SEC’s website (www.sec.gov). Free copies of the Fund’s Prospectus, SAI, reports and any incorporated information will also be available from the Fund’s website at www.aberdeenaod.com. Information contained on the Fund’s website is not considered to be a part of, nor incorporated by reference in, this Prospectus Supplement or the accompanying Prospectus.

The Fund’s Common Shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

This Prospectus Supplement, the accompanying Prospectus and the SAI contain (or will contain) or incorporate (or will incorporate) by reference “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms with the negative of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities the Fund holds, the price at which the Fund’s Common Shares trade in the public markets and other factors discussed in this Prospectus Supplement, the accompanying Prospectus and the SAI, and in the Fund’s periodic filings with the SEC.

Although the Fund believes that the expectations expressed in the forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in the Fund’s forward-looking statements. Future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risk factors” section of the accompanying Prospectus. All forward-looking statements contained in this Prospectus Supplement, the accompanying Prospectus or in the SAI are made as of the date of this Prospectus Supplement, the accompanying Prospectus or SAI, as the case may be. Except for ongoing obligations under the federal securities laws, the Fund does not intend and is not obligated, to update any forward-looking statement.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement. The Fund’s business, financial condition and results of operations may have changed since that date. The Fund will amend this Prospectus Supplement and the accompanying Prospectus if, during the period that this Prospectus Supplement and the accompanying Prospectus is required to be delivered, there are any subsequent material changes.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

TABLE OF CONTENTS

Page

Prospectus Supplement

Prospectus

PROSPECTUS SUPPLEMENT SUMMARY
This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all the information that you should consider before investing in the Fund’s common shares of beneficial interest with no par value (the “Common Shares”). You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the Statement of Additional Information (“SAI”), each dated August 7, 2026.

The Fund	abrdn Total Dynamic Dividend Fund (the “Fund” or “we”) is a diversified, closed-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”). The Fund was organized as a statutory trust under the laws of the State of Delaware on October 27, 2006.
Listing and Symbol	The Fund’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus will be, subject to notice of issuance, listed on the New York Stock Exchange (the “NYSE”) under the symbol “AOD.” As of August 19, 2026, the last reported sale price for the Fund’s Common Shares on the NYSE was $10.62 per Common Share, and the net asset value (“NAV”) of the Fund’s Common Shares was $10.68 per Common Share, representing a discount to NAV of -0.56%.
Distributions

The Board of Trustees has authorized a managed distribution policy of paying monthly distributions equal to 12% on an annual basis of the average daily NAV as of month-end prior to declaration. Payment of future distributions is subject to approval by the Fund’s Board of Trustees, as well as meeting the covenants of any outstanding borrowings and the asset coverage requirements of the 1940 Act.

The Fund’s next regularly scheduled distribution will be for the month ending August 31, 2026 and, if approved by the Board of Trustees, is expected to be paid to holders of common shares (“Common Shareholders”) on or about August 31, 2026.   Such distribution will not be payable with respect to Common Shares that are issued pursuant to the Offer after the record date for such distribution.

The Offering

The Fund has entered into a distribution agreement, dated August 25, 2026 (the “Distribution Agreement”), with ALPS Distributors, Inc. (the “Distributor”), pursuant to which the Fund may offer and sell its Common Shares having an aggregate offering price of up to $75,000,000 from time to time through the Distributor, in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). The minimum price on any day at which Common Shares may be sold will not be less than the then current NAV per Common Share plus the per Common Share amount of the commission to be paid to the Distributor (the “Minimum Price”). The Fund and the Distributor will determine whether any sales of Common Shares will be authorized on a particular day. The Fund and the Distributor, however, will not authorize sales of Common Shares if the price per Common Share is less than the Minimum Price. The Fund and the Distributor may elect not to authorize sales of Common Shares on a particular day even if the price per Common Share is equal to or greater than the Minimum Price, or may only authorize a fixed number of Common Shares to be sold on any particular day. The Fund and the Distributor will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts.

The Distributor may enter into sub-placement agent agreements with one or more selected dealers. The Distributor has entered into a sub-placement agent agreement, dated August 25, 2026 (the “Sub-Placement Agent Agreement”), with UBS Securities LLC (the “Sub-Placement Agent”) relating to the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Sub-Placement Agent Agreement, the Fund may offer and sell its Common Shares from time to time through the Sub-Placement Agent as sub-placement agent for the offer and sale of its Common Shares. The Fund will compensate the Distributor with respect to sales of Common Shares at a commission rate of 1.00% of the gross proceeds of the sale of Common Shares. Out of this commission, the Distributor will compensate the Sub-Placement Agent at a rate of up to 0.90% of the gross sales proceeds of the sale of the Common Shares sold by the Sub-Placement Agent.

The Fund’s Common Shares have recently traded at a premium to NAV per Common Share and the price of the Common Shares is expected to be above NAV per Common Share. Therefore, investors in this offering are likely to experience immediate dilution of their investment. Furthermore, shares of closed-end investment companies, such as the Fund, frequently trade at a price below their NAV. The Fund cannot predict whether its Common Shares will trade at a premium or a discount to NAV.

1

The Adviser may, from time to time, in its sole discretion, pay some or all of the commissions payable under the Distribution Agreement or make additional supplemental payments to ensure that the sales price per Common Share in connection with all of the offerings made hereunder will not be less than the Fund’s current NAV per Common Share. Any such payments made by the Adviser will not be subject to reimbursement by the Fund.
Risks	See “Risk factors” beginning on page 26 of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Fund’s Common Shares.
Use of Proceeds	The Fund intends to invest the net proceeds of the offering in accordance with its investment objectives and policies as stated in the accompanying Prospectus under the heading “Investment objectives and policies.” It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objectives and policies within 30 days after the completion of the offering. However, until it is able to do so, the Fund may invest in temporary investments, such as cash, cash equivalents, short-term debt securities or U.S. government securities, which could negatively impact the Fund’s returns during such period. A delay in the anticipated use of proceeds could lower returns and reduce the Fund’s distribution to Common Shareholders.

2

Summary of Fund expenses

The purpose of the following table and the example below is to help you understand the fees and expenses that Common Shareholders would bear directly or indirectly. The expenses shown in the table under “Other expenses” are estimated for the current fiscal year ending October 31, 2026. The expenses shown in the table under “Interest expenses on bank borrowings” and “Total annual expenses” are estimated based on the Fund’s capital structure for the current fiscal year after giving effect to the anticipated net proceeds of this offering. The tables also reflect the estimated use of leverage by the Fund through bank borrowings representing 0.4% of the Fund’s total average assets, which includes the assets purchased through leverage (consistent with the average percentage of leverage in place during the six-month period ended April 30, 2026), and show Fund expenses as a percentage of net assets attributable to Common Shares. The table reflects the anticipated net proceeds of the Common Shares offered pursuant to this Prospectus Supplement and the accompanying Prospectus and assuming the Fund incurs the estimated offering expenses. If the Fund issues fewer than all of the Common Shares available for sale pursuant to the Distribution Agreement and the net proceeds to the Fund are less, all other things being equal, the total annual expenses shown would increase.

Common Shareholder transaction expenses
Sales load (as a percentage of offering price)(1)	1.00%
Offering expenses borne by the Fund (as a percentage of offering price)(2)	0.31%
Dividend Reinvestment and Optional Cash Purchase Plan fees (per share for open-market purchases of Common Shares)(3)
Fee for Open Market Purchases of Common Shares	$0.02 (per share)
Fee for Optional Shares Purchases	$5.00 (max)
Sales of Shares Held in a Dividend Reinvestment Account	$0.12 (per share) and $25.00 (max)

Annual expenses (as a percentage of net assets attributable to
Common Shares)(4)
Advisory fee(5)	1.00%
Interest expenses on bank borrowings(6)	0.02%
Other expenses	0.19%
Total annual expenses	1.21%

(1) Represents the estimated commission with respect to the Common Shares being sold in this offering.

(2) Offering expenses payable by the Fund will be deducted from the proceeds, before expenses, to the Fund.

(3) Common Shareholders who participate in the Fund’s Dividend Reinvestment and Optional Cash Purchase Plan (the “Plan”) may be subject to fees on certain transactions. The Plan Agent’s (as defined under “Dividend Reinvestment and Optional Cash Purchase Plan” in the accompanying Prospectus) fees for the handling of the reinvestment of dividends will be paid by the Fund; however, participating shareholders will pay a $0.02 per share fee incurred in connection with open-market purchases in connection with the reinvestment of dividends, capital gains distributions and voluntary cash payments made by the participant, which will be deducted from the value of the dividend. For optional share purchases, shareholders will also be charged a $2.50 fee for automatic debits from a checking/savings account, a $5.00 one-time fee for online bank debit and/or $5.00 for check. Common Shareholders will be subject to $0.12 per share fee and either a $10.00 fee (for batch orders) or $25.00 fee (for market orders) for sales of shares held in a dividend reinvestment account. Per share fees include any applicable brokerage commissions the Plan Agent is required to pay. For more details about the Plan, see “Dividend Reinvestment and Optional Cash Purchase Plan” in the accompanying Prospectus.

(4) Based upon average net assets attributable to our Common Shares during the six months ended April 30, 2026, after giving effect to the anticipated net proceeds of this offering. Assumes the Fund sells 7,062,147 Common Shares at an offering price of $10.62 (the last reported sale price per Common Share on the NYSE as of August 19, 2026). The price per Common Share may be greater or less than the price assumed herein, depending on the market price of the Common Shares at the time of any sale. There is no guarantee that there will be any sales of Common Shares pursuant to this Prospectus Supplement and the accompanying Prospectus. The number of Common Shares actually sold pursuant to this Prospectus Supplement and the accompanying Prospectus may be less than as assumed herein.

(5) The Adviser receives an annual investment advisory fee of 1.00% based on the Fund’s average daily managed assets, computed daily and payable monthly. “Managed assets” means total assets of the Fund, including any form of investment leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility or the issuance of debt securities), (ii) the issuance of preferred stock or other similar preference securities, (iii) the reinvestment of collateral received for securities loaned in accordance with the Fund’s investment objectives and policies, and/or (iv) any other means.

(6) The percentage in the table is based on average total borrowings of $4,704,454 (the average balance outstanding under the Fund’s secured, uncommitted line of credit with BNP Paribas Prime Brokerage International Ltd. during the six months ended April 30, 2026, representing approximately 0.4% of the Fund’s total average assets, which includes the assets purchased through leverage) and an average interest rate during the six months ended April 30, 2026, of 4.82%. There can be no assurances that the Fund will be able to obtain such level of borrowing (or to maintain its current level of borrowing), that the terms under which the Fund borrows will not change, or that the Fund’s use of leverage will be profitable. The Fund currently intends during the next twelve months to maintain a similar proportionate amount of borrowings but may increase such amount to 33 1/3% of the average daily value of the Fund’s total assets.

3

Example

The following example illustrates the expenses you would pay on a $1,000 investment in Common Shares, assuming a 5% annual portfolio total return.*

1 Year	3 Years	5 Years	10 Years
$25	$51	$79	$158

* The example does not include sales load or estimated offering costs. The example should not be considered a representation of future expenses or rate of return and actual Fund expenses may be greater or less than those shown. The example assumes that (i) all dividends and other distributions are reinvested at NAV, and (ii) the percentage amounts listed under “Total annual expenses” above remain the same in the years shown. For more complete descriptions of certain of the Fund’s costs and expenses, see “Management of the Fund — Advisory Agreement” in the accompanying Prospectus.

CAPITALIZATION

Pursuant to the Distribution Agreement with the Distributor, the Fund may offer and sell up to $75,000,000 of the Fund’s Common Shares from time to time through the Distributor for the offer and sale of the Common Shares under this Prospectus Supplement and the accompanying Prospectus. There is no guarantee that there will be any sales of the Fund’s Common Shares pursuant to this Prospectus Supplement and the accompanying Prospectus. The table below shows (i) the Fund’s historical capitalization as of April 30, 2026 and (ii) the estimated capitalization of the Fund assuming the sale of all $75,000,000 of the Fund’s Common Shares that are subject to the Distribution Agreement (assumes the Fund sells 7,062,147 Common Shares at an offering price of $10.62, which is the last reported sale price per Common Share on the NYSE as of August 19, 2026) on a pro forma, as adjusted basis as of April 30, 2026. Actual sales, if any, of the Fund’s Common Shares, and the actual application of the proceeds thereof, under this Prospectus Supplement and the accompanying Prospectus may be different than as set forth in the table below. In addition, the price per share of any such sale may be greater or less than $10.62 depending on the market price of the Common Shares at the time of any such sale. The Fund and the Distributor will determine whether any sales of Common Shares will be authorized on a particular day. The Fund and the Distributor, however, will not authorize sales of Common Shares if the price per Common Share is less than the Minimum Price. The Fund and the Distributor may elect not to authorize sales of Common Shares on a particular day even if the price per Common Share is equal to or greater than the Minimum Price or may only authorize a fixed number of Common Shares to be sold on any particular day. The Fund and the Distributor will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts.

	Actual as of April 30, 2026	As Adjusted as of April 30, 2026
Indebtedness
Aggregate Principal Amount of Borrowings	$31,919,155	$31,919,155

Common Shareholders’ Equity:
Common Shares, no par value; unlimited shares authorized (The “Actual” column reflects the 105,446,496 shares outstanding as of April 30, 2026. The “As Adjusted” column assumes the issuance of 7,062,147 Common Shares in this offering.)	105,446,496	112,508,643
Paid-in capital*	$901,487,299	$975,502,199
Total distributable earnings/(loss)	$210,215,359	$210,215,359
Net Assets	$1,111,702,658	$1,185,717,558

* As adjusted paid-in surplus reflects a deduction for estimated offering expenses of $235,100 and assumed agent discounts and commissions of $750,000.

4

USE OF PROCEEDS

The Fund estimates total net proceeds of the offering to be approximately $74,014,900, based on the public offering price of $10.62 per Common Share and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by the Fund.

The Fund intends to invest the net proceeds of the offering in accordance with its investment objectives and policies as stated in the accompanying Prospectus under the heading “Investment objectives and policies.” It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objectives and policies within 30 days after the completion of the offering. However, until it is able to do so, the Fund may invest in temporary investments, such as cash, cash equivalents, short-term debt securities or U.S. government securities, which could negatively impact the Fund’s returns during such period. A delay in the anticipated use of proceeds could lower returns and reduce the Fund’s distribution to Common Shareholders.

MARKET AND NET ASSET VALUE INFORMATION

The Fund’s currently outstanding Common Shares are, and the Common Shares offered pursuant to this Prospectus Supplement and the accompanying Prospectus will be, subject to notice of issuance, listed on the NYSE. The Fund commenced operations on January 26, 2007.

The Common Shares have traded both at a premium and at a discount to the Fund’s NAV per Common Share. Although the Common Shares recently have traded at a premium to NAV, there can be no assurance that this will continue after the offering nor that the Common Shares will trade at a premium in the future. Shares of closed-end investment companies frequently trade at a discount to NAV. The Fund’s NAV will be reduced immediately following an offering of the Common Shares due to the costs of such offering, which will be borne entirely by the Fund. The sale of Common Shares by the Fund (or the perception that such sales may occur) may have an adverse effect on prices of Common Shares in the secondary market. An increase in the number of Common Shares available may result in downward pressure on the market price for Common Shares.

As of August 19, 2026, 105,466,347 Common Shares were outstanding. The last reported sales price, NAV per Common Share and percentage discount to NAV per Common Share on August 19, 2026 was $10.62, $10.68 and -0.56%, respectively. The Fund cannot predict whether its Common Shares will trade in the future at a premium to or discount to NAV, or the level of any premium or discount. Shares of closed-end investment companies frequently trade at a discount from NAV.

PLAN OF DISTRIBUTION

The Fund has entered into the Distribution Agreement with ALPS Distributors, Inc., pursuant to which the Fund may offer and sell up to $75,000,000 Common Shares from time to time through the Distributor in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act. The minimum price on any day at which Common Shares may be sold will not be less than the Minimum Price, which will be equal to the then current NAV per Common Share plus the per Common Share amount of the commission to be paid to the Distributor. The Fund and the Distributor will determine whether any sales of Common Shares will be authorized on a particular day. The Fund and the Distributor, however, will not authorize sales of Common Shares if the price per Common Share is less than the Minimum Price. The Fund and the Distributor may elect not to authorize sales of Common Shares on a particular day even if the price per Common Share is equal to or greater than the Minimum Price or may only authorize a fixed number of Common Shares to be sold on any particular day. The Fund and the Distributor will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts.

The Distributor may enter into sub-placement agent agreements with one or more selected dealers. The Distributor has entered into the Sub-Placement Agent Agreement with UBS Securities LLC relating to the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Sub-Placement Agent Agreement, the Fund may offer and sell its Common Shares from time to time through the Sub-Placement Agent as sub-placement agent for the offer and sale of its Common Shares.

The Distributor (or the Sub-Placement Agent) will provide written confirmation to the Fund not later than the opening of the trading day on the NYSE following any trading day on which Common Shares are sold. Each confirmation will include the number of Common Shares sold on the preceding day, the net proceeds to the Fund and the compensation payable by the Fund to the Distributor in connection with the sales.

The Fund will compensate the Distributor with respect to sales of Common Shares at a commission rate of 1.00% of the gross proceeds of the sale of Common Shares. Out of this commission, the Distributor will compensate the Sub-Placement Agent at a rate of up to 0.90% of the gross sales proceeds of the sale of the Common Shares sold by the Sub-Placement Agent. There is no guarantee that there will be any sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus.

5

The Adviser may, from time to time, in its sole discretion, pay some or all of the commissions payable under the Distribution Agreement or make additional supplemental payments to ensure that the sales price per Common Share in connection with all of the offerings made hereunder will not be less than the Fund’s current NAV per Common Share. Any such payments made by the Adviser will not be subject to reimbursement by the Fund.

Settlement for sales of Common Shares will occur on the first trading day following the date on which such sales are made in return for payment of the net proceeds to the Fund. There is no arrangement for funds to be deposited in escrow, trust or similar arrangement.

In connection with the sale of Common Shares on behalf of the Fund, the Distributor may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to the Distributor may be deemed to be underwriting commissions or discounts.

The Fund has agreed to indemnify the Distributor against certain civil liabilities, including liabilities under the Securities Act. The Distributor has agreed to indemnify the Sub-Placement Agent against certain civil liabilities, including liabilities under the Securities Act.

The offering of Common Shares pursuant to the Distribution Agreement will terminate upon the earlier of (1) the issuance and sale of all Common Shares subject to the Distribution Agreement or (2) the termination of the Distribution Agreement. The Distribution may be terminated at any time, without the payment of any penalty, by the Fund or by the Distributor, on sixty days’ written notice to the other party.

The Common Shares may not be sold through the Distributor or the Sub-Placement Agent without delivery or deemed delivery of this Prospectus Supplement and the accompanying Prospectus describing the method and terms of the offering of the Common Shares.

The Sub-Placement Agent, its affiliates or their respective employees hold or may hold in the future, directly or indirectly, investment interests in the Fund. The interests held by the Sub-Placement Agent, its affiliates or their respective employees are not attributable to, and no investment discretion is held by, the Sub-Placement Agent, its affiliates or their respective affiliates.

The principal business address of ALPS Distributors, Inc. is 1290 Broadway, Suite 1000, Denver, CO 80203. The principal business address of UBS Securities LLC is 11 Madison Avenue, New York, New York, 10010.

LEGAL MATTERS

Certain legal matters in connection with the Common Shares will be passed on for the Fund by Dechert LLP.

INCORPORATION BY REFERENCE

This Prospectus Supplement, including the accompanying Prospectus, is part of a Registration Statement that the Fund has filed with the SEC. The Fund is permitted to “incorporate by reference” the information that it files with the Securities and Exchange Commission (“SEC”), which means that the Fund can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus Supplement and the accompanying Prospectus, and later information that the Fund files with the SEC will automatically update and supersede this information.

The documents listed below, and any reports and other documents subsequently filed with the SEC pursuant to Rule 30(b)(2) under the 1940 Act and Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering, are incorporated by reference into this Prospectus Supplement and the accompanying Prospectus and deemed to be part of this Prospectus Supplement and accompanying Prospectus from the date of the filing of such reports and documents:

●	the Fund’s Statement of Additional Information, dated August 7, 2026, filed with the accompanying Prospectus (“SAI”);
●	the Fund’s Semi-Annual Report on Form N-CSRS for the period ended April 30, 2026, filed with the SEC on July 9, 2026;
●	the Fund’s Annual Report on Form N-CSR for the fiscal year ended October 31, 2025, filed with the SEC on January 8, 2026;
●	the Fund’s definitive proxy statement on Schedule 14A for the Fund’s 2026 annual meeting of shareholders, filed with the SEC on April 7, 2026; and
●	the Fund’s description of Common Shares contained in the Fund’s Registration Statement on Form 8-A (File No. 001-33218) filed with the SEC on December 19, 2006.

To obtain copies of these filings, see “Additional Information” in this Prospectus Supplement and “Where You Can Find More Information” in the accompanying Prospectus.

6

ADDITIONAL INFORMATION

This Prospectus Supplement, the accompanying Prospectus and the documents incorporated herein or therein by reference constitute part of a Registration Statement filed by the Fund with the SEC under the Securities Act, and the 1940 Act. This Prospectus Supplement and the accompanying Prospectus omit certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (www.sec.gov). Free copies of the accompanying Prospectus, the SAI, the Fund’s reports and any incorporated information will also be available from the Fund’s website at www.aberdeenaod.com. Information contained on the Fund’s website is not considered to be a part of, nor incorporated by reference in, this Prospectus Supplement or the accompanying Prospectus.

7

BASE PROSPECTUS

$250,000,000

abrdn Total Dynamic Dividend Fund

Common Shares

Preferred Shares

Notes

Subscription Rights for Common Shares

The Fund. abrdn Total Dynamic Dividend Fund (the “Fund”) is a diversified, closed-end management investment company.

Investment Objectives. The Fund’s primary investment objective is to seek high current dividend income. The Fund also focuses on long-term growth of capital as a secondary investment objective. There is no assurance that the Fund will achieve its investment objectives. The Fund's investment objectives and some of its investment policies are considered fundamental policies and may not be changed without shareholder approval.

Investment Strategies. The Fund invests at least 80% of its net assets plus amounts borrowed for investment purposes in equity securities, primarily common stocks, issued by domestic and foreign companies whose equity securities are readily traded on an established U.S. or foreign securities market and pay dividends. The Board of Trustees may change this 80% policy on not less than 60 days' notice to shareholders. Under normal circumstances, the Fund invests 35-80% of its total assets in the securities of non-U.S. issuers and among the securities of issuers located in approximately 10 to 30 countries.

The Fund may borrow for investment purposes. abrdn Investments Limited (the “Adviser”) currently intends to use leverage through borrowing from a credit facility.

See “Investment Objectives and Policies” and “Leverage” below and “Investment Restrictions” in the Statement of Additional Information, dated August 7, 2026 (the “SAI”). There is no assurance that the Fund’s leveraging strategy will be successful. Leverage involves special risks. See “Investment Objectives and Policies — Use of Leverage and Related Risks.”

Offering. The Fund may offer, from time to time, up to $250,000,000 aggregate initial offering price of common shares of beneficial interest with no par value (“Common Shares”), preferred shares (“Preferred Shares”), promissory notes (“Notes”), subscription rights to purchase Common Shares (“Rights” and collectively with the Common Shares, Notes and Preferred Shares, “Securities”) in one or more offerings in amounts, at prices and on terms set forth in one or more supplements to this Prospectus (each a “Prospectus Supplement”). You should read this Prospectus and any related Prospectus Supplement carefully before you decide to invest in the Securities.

The Fund may offer Securities (1) directly to one or more purchasers, (2) through agents that the Fund may designate from time to time or (3) to or through underwriters or dealers. The Prospectus Supplement relating to a particular offering of Securities will identify any agents or underwriters involved in the sale of Securities, and will set forth any applicable purchase price, fee, commission or discount arrangement between the Fund and agents or underwriters or among underwriters or the basis upon which such amount may be calculated. The Fund may not sell Securities through agents, underwriters or dealers without delivery of this Prospectus and a Prospectus Supplement. See “Plan of Distribution.”

Investing in Securities involves risks, including the risk that you may receive little or no return on your investment or that you may lose part or all of your investment. Before buying any Securities, you should read the discussion of the principal risks of investing in the Fund. The principal risks of investing in the Fund are summarized in “The Fund at a Glance — Risk Factors” beginning on page 22 of this Prospectus and further described in “Risk Factors” beginning on page 26 of this Prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated August 7, 2026

Adviser. abrdn Investments Limited serves as investment adviser to the Fund pursuant to an investment advisory agreement. The Adviser is an indirect wholly-owned subsidiary of Aberdeen Group plc.

Common Shares. The Fund’s outstanding Common Shares are, and the Common Shares offered by this Prospectus will be, subject to notice of issuance, listed on the New York Stock Exchange (“NYSE”) under the symbol “AOD.” As of August 3, 2026, the net asset value of the Fund’s Common Shares was $10.57 per Common Share and the last reported sale price for the Fund’s Common Shares on the NYSE was $10.50 per Common Share, representing a discount to net asset value of -0.66%.

Distributions. The Fund’s policy is to provide investors with a stable monthly distribution out of current income, and, to the extent necessary, paid-in capital, which is a nontaxable return of capital. This policy is subject to an annual review as well as regular review at the Board of Trustee’s (the “Board”) quarterly meetings, unless market conditions require an earlier evaluation.

This Prospectus sets forth concisely information about the Fund you should know before investing. Please read this Prospectus carefully before deciding whether to invest and retain it for future reference. The SAI has been filed with the SEC. This Prospectus incorporates by reference the entire SAI. The SAI is available along with other Fund-related materials on the EDGAR database on the SEC’s internet site (https://www.sec.gov) or upon payment of copying fees by electronic request to publicinfo@sec.gov.

You may also request a free copy of the SAI, annual and semi-annual reports to shareholders, and additional information about the Fund, and may make other shareholder inquiries, by calling Investor Relations toll-free at 1-800-522-5465, by writing to the Fund or visiting the Fund’s website (www.aberdeenaod.com).

The Fund’s Securities do not represent a deposit or obligation of, and are not guaranteed by or endorsed by, any bank or other insured depositary institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

About this prospectus

This Prospectus is part of a Registration Statement on Form N-2 that the Fund filed with the SEC using a “shelf” registration process. Under this process, the Fund may offer, from time to time, up to $250,000,000 aggregate initial offering price of Securities in one or more offerings in amounts, at prices and on terms set forth in one or more Prospectus Supplements. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should carefully read this Prospectus and any accompanying Prospectus Supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this Prospectus and any accompanying Prospectus Supplement. The Fund has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or the representations made herein are accurate only as of the date on the cover page of this Prospectus. The Fund’s business, financial condition and prospects may have changed since that date. The Fund will amend this Prospectus and any accompanying Prospectus Supplement if, during the period that this Prospectus and any accompanying Prospectus Supplement is required to be delivered, there are any subsequent material changes.

Cautionary notice regarding forward-looking statements

This Prospectus, any accompanying Prospectus Supplement and the SAI, contain (or will contain) or incorporate (or will incorporate) by reference “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms with the negative of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities the Fund holds, the price at which the Fund’s Securities will trade in the public markets and other factors discussed in the Fund’s periodic filings with the SEC.

Although the Fund believes that the expectations expressed in the forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in the Fund’s forward-looking statements. Future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risk Factors” section of this Prospectus. All forward-looking statements contained in this Prospectus or in the SAI are made as of the date of this Prospectus or SAI, as the case may be. Except for ongoing obligations under the federal securities laws, the Fund does not intend and is not obligated, to update any forward-looking statement.

WHERE YOU CAN FIND MORE INFORMATION

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Investment Company Act of 1940 (“1940 Act”) and in accordance therewith files, or will file, reports and other information with the SEC. The SEC maintains a web site at https://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Fund, that file electronically with the SEC.

This Prospectus constitutes part of a Registration Statement filed by the Fund with the SEC under the Securities Act of 1933 (“Securities Act”) and the 1940 Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (https://www.sec.gov).

The Fund will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this Prospectus or any accompanying Prospectus Supplement. You may request such information by calling Investor Relations toll-free at 1-800-522-5465 or you may obtain a copy (and other information regarding the Fund) from the SEC’s website (https://www.sec.gov). Free copies of the Fund’s Prospectus, Statement of Additional Information and any incorporated information will also be available from the Fund’s website at www.aberdeenaod.com. Information contained on the Fund’s website is not incorporated by reference into this Prospectus or any Prospectus Supplement and should not be considered to be part of this Prospectus or any Prospectus Supplement.

INCORPORATION BY REFERENCE

This Prospectus is part of a Registration Statement that the Fund has filed with the SEC. The Fund is permitted to “incorporate by reference” the information that it files with the SEC, which means that the Fund can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and later information that the Fund files with the SEC will automatically update and supersede this information.

The documents listed below, and any reports and other documents subsequently filed with the SEC pursuant to Rule 30(b)(2) under the 1940 Act and Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, are incorporated by reference into this Prospectus and deemed to be part of this Prospectus from the date of the filing of such reports and documents:

●	the Fund’s Statement of Additional Information, dated August 7, 2026, filed with this Prospectus (“SAI”);

●	the Fund’s Annual Report on Form N-CSR for the fiscal year ended October 31, 2025, filed with the SEC on January 8, 2026, (“Annual Report”);

●	The Fund’s Semi-Annual Report on Form N-CSRS for the period ended April 30, 2026, filed with the SEC on July 9, 2026 (“Semi-Annual Report”);
●	the Fund’s definitive proxy statement on Schedule 14A for the Fund’s 2026 annual meeting of shareholders, filed with the SEC on April 7, 2026 (“Proxy Statement”); and

●	the Fund’s description of common shares contained in the Fund’s Registration Statement on Form 8-A (File No. 001-33218) filed with the SEC on December 18, 2006.

To obtain copies of these filings, see “Where You Can Find More Information.”

Summary of Fund expenses

The purpose of the following table and the example below is to help you understand the fees and expenses that holders of common shares of beneficial interest with no par value (“Common Shares”) (the “Common Shareholders”) would bear directly or indirectly. The expenses shown in the table under “Other expenses” are estimated for the Fund’s current fiscal year ending October 31, 2026. The expenses shown in the table under “Interest expenses on bank borrowings” and “Total annual expenses” are based on the Fund’s capital structure as of April 30, 2026. The table reflects Fund expenses as a percentage of net assets attributable to Common Shares.

Common Shareholder transaction expenses
Sales load (as a percentage of offering price)(1)	--
Offering expenses Borne by the Fund (as a percentage of offering price)(2)	--
Dividend reinvestment and optional cash purchase plan fees: (per share for open-market purchases of Common Shares)(3)
Fee for Open Market Purchases of Common Shares	$0.02 (per share)
Fee for Optional Shares Purchases	$5.00 (max)
Sales of Shares Held in a Dividend Reinvestment Account	$0.12 (per share) and $25.00 (max)

Annual expenses (as a percentage of net assets attributable to
Common Shares)
Advisory fee(4)	1.00%
Interest expenses on bank borrowings(5)	0.02%
Other expenses	0.19%
Total annual expenses	1.21%

(1) If Common Shares are sold to or through underwriters, a prospectus supplement will set forth any applicable sales load and the estimated offering expenses borne by the Fund.

(2) Offering expenses payable by the Fund will be deducted from the proceeds, before expenses, to the Fund.

(3) Shareholders who participate in the Fund’s Dividend Reinvestment and Optional Cash Purchase Plan (the “Plan”) may be subject to fees on certain transactions. The Plan Agent's (as defined under “Dividend Reinvestment and Optional Cash Purchase Plan” in this Prospectus) fees for the handling of the reinvestment of dividends will be paid by the Fund; however, participating shareholders will pay a $0.02 per share fee incurred in connection with open-market purchases in connection with the reinvestment of dividends, capital gains distributions and voluntary cash payments made by the participant, which will be deducted from the value of the dividend. For optional share purchases, shareholders will also be charged a $2.50 fee for automatic debits from a checking/savings account, a $5.00 one-time fee for online bank debit and/or $5.00 for check. Shareholders will be subject to $0.12 per share fee and either a $10.00 fee (for batch orders) or $25.00 fee (for market orders) for sales of shares held in a dividend reinvestment account. Per share fees include any applicable brokerage commissions the Plan agent is required to pay. For more details about the Plan, see “Dividend Reinvestment and Optional Cash Purchase Plan” in this Prospectus.

(4) The Adviser receives an annual investment advisory fee of 1.00% based on the Fund’s average daily managed assets, computed daily and payable monthly. “Managed Assets” means total assets of the Fund, including any form of investment leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility or the issuance of debt securities), (ii) the issuance of preferred stock or other similar preference securities, (iii) the reinvestment of collateral received for securities loaned in accordance with the Fund’s investment objectives and policies, and/or (iv) any other means.

(5) The percentage in the table is based on average total borrowings of $4,704,454 (the average balance outstanding under the Fund’s secured, uncommitted line of credit with BNP Paribas Prime Brokerage International Ltd. (the “Credit Facility”) during the period ended April 30, 2026, representing approximately 0.4% of the Fund’s total average assets, which includes the assets purchased through leverage) and an average interest rate during the six months ended April 30, 2026, of 4.82%. There can be no assurances that the Fund will be able to obtain such level of borrowing (or to maintain its current level of borrowing), that the terms under which the Fund borrows will not change, or that the Fund’s use of leverage will be profitable. The Fund currently intends during the next twelve months to maintain a similar proportionate amount of borrowings but may increase such amount to 33 1/3% of the average daily value of the Fund’s total assets.

Example

The following example illustrates the expenses you would pay on a $1,000 investment in Common Shares, assuming a 5% annual portfolio total return.*

1 Year	3 Years	5 Years	10 Years
$12	$38	$66	$147

* The example does not include sales load or estimated offering costs. The example should not be considered a representation of future expenses or rate of return and actual Fund expenses may be greater or less than those shown. The example assumes that (i) all dividends and other distributions are reinvested at NAV, and (ii) the percentage amounts listed under “Total annual expenses” above remain the same in the years shown. For more complete descriptions of certain of the Fund’s costs and expenses, see “Management of the Fund — Advisory Agreement.”

THE FUND AT A GLANCE

Information regarding the Fund

The Fund is a diversified, closed-end management investment company registered under the 1940 Act. The Fund was organized as a statutory trust under the laws of the State of Delaware on October 27, 2006, and commenced operations on January 26, 2007. As of August 3, 2026, the Fund’s net asset value (“NAV”) per Common Share was $10.57. See “The Fund.”

NYSE listed

As of August 3, 2026, the Fund had 105,466,347 Common Shares outstanding. The Fund’s Common Shares are traded on the NYSE under the symbol “AOD.” As of August 3, 2026, the last reported sale price for the Fund’s Common Shares on the NYSE was $10.50 per Common Share, representing a discount to net asset value of -0.66%.

Who may want to invest

Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. The Fund is designed as a long-term investment and not as a trading vehicle.

Investment objectives and policies

The Fund's primary investment objective is to seek high current dividend income. The Fund also focuses on long-term growth of capital as a secondary investment objective. There is no assurance that the Fund will achieve its investment objectives.

The Fund's investment objectives and some of its investment policies are considered fundamental policies and may not be changed without shareholder approval. The Statement of Additional Information contains a list of the fundamental and non-fundamental investment policies of the Fund under the heading “Investment Restrictions.”

Investment Strategies

The Fund combines four research-driven investment strategies – growth, value, special dividends and dividend capture rotation – to maximize the amount of distributed dividend income and to identify companies globally with the potential for dividend increases and capital appreciation. The Fund uses a multi-cap, multi-sector, multi-style approach to invest in the securities of issuers of any capitalization level (small, mid or large) and in any sector or industry.

The Fund invests at least 80% of its net assets plus amounts borrowed for investment purposes in equity securities, primarily common stocks, issued by domestic and foreign companies whose equity securities are readily traded on an established U.S. or foreign securities market and pay dividends. The Board of Trustees may change this 80% policy on not less than 60 days' notice to shareholders. The Fund seeks to provide dividend income without regard to whether the dividends qualify for the reduced federal income tax rates applicable to qualified dividends under the Internal Revenue Code of 1986, as amended (the “Code”). Although it is not the Fund's current intent, the Fund may invest up to 100% of its total assets in the securities of non-U.S. issuers and is not restricted on how much may be invested in the issuers of any single country, provided the Fund limits its investments in countries that are considered emerging markets to no more than 35% of the Fund's total assets at any one time. Under normal circumstances, the Fund invests 35-80% of its total assets in the securities of non-U.S. issuers and among the securities of issuers located in approximately 10 to 30 countries. Allocation of the Fund's assets to issuers outside of the U.S. and among countries outside of the U.S. is dependent on the economic outlook of those countries and the dividend yields available in their markets. The Adviser believes that this flexibility will allow it to continuously pursue high current dividend income in countries where the Adviser perceives the best opportunities to exist.

The Adviser believes that dividend paying stocks have the potential for superior total return performance, as compared to non-dividend paying stocks. The Adviser believes that global diversification may provide to investors in the Fund the benefit of generally higher dividend yields in some countries outside the United States.

The Fund invests in equity securities issued by U.S. issuers, and foreign issuers whose equity securities are readily traded on an established U.S. or foreign securities market, that pay dividends. The Fund screens the U.S. and foreign companies in which it considers investing using the same criteria, including, generally, high dividend yield, sufficiently liquid trading in an established market, and also its judgment that the issuer may have good prospects for earnings growth or may be undervalued. The equity securities in which the Fund invests include primarily common stocks. The Fund may, from time to time, also invest a portion of its assets in depositary receipts, preferred stocks, real estate investment trusts ("REITs"), master limited partnerships ("MLPs"), exchange-traded funds ("ETFs") and securities convertible into or exchangeable for common stocks, such as convertible debt.

The Fund may from time to time engage in short sales of securities, for investment or for hedging purposes. Short sales are transactions in which the Fund sells a security it does not own. To complete the transaction, the Fund must borrow the security to make delivery to the buyer. The Fund is then obligated to replace the security borrowed by purchasing the security at the market price at the time of replacement. In the event that the Fund elects to pursue such a strategy, the Fund expects it would sell shares of portfolio securities short through a pair trade system, where it would maintain a long position in a basket of dividend-paying stocks and a short position in a security or securities replicating an index, which the Fund expects to be outperformed by the dividend-paying stocks it owns. The Fund may also sell short individual stocks that the Fund expects to underperform other stocks which the Fund holds. For hedging purposes, the Fund may purchase or sell short futures contracts on global equity indexes. The Fund anticipates that it will generally not make a short sale if, after giving effect to such sale, the market value of all securities sold short by the Fund exceeds 20% of the value of its total assets. See "Investment Objectives and Policies – Investment Techniques – Short Sales" and "Risk Factors – Short Sale Risk."

The Fund intends to use leverage through borrowing from a credit facility. The Fund is permitted to engage in other transactions, such as reverse repurchase agreements and issuance of debt securities or preferred securities, which have the effect of leverage, but currently has no intention to do so. The Adviser believes that the use of leverage may provide positive absolute return in the long term and potentially increased income and would thereby be beneficial to shareholders. The portfolio management team anticipates using leverage in an aggregate amount up to 33 1/3% of its total assets (including the amount obtained from leverage), under normal market conditions. The Fund's portfolio management team may use leverage opportunistically and seek to reduce the Fund's leverage usage during times of heightened market volatility. Depending on market conditions, the portfolio management team may choose not to use any leverage or may instead borrow up to 33 1/3% of the Fund's total assets. The Fund also may borrow money as a temporary measure for extraordinary or emergency purposes, including the payment of dividends and the settlement of securities transactions, which otherwise might require untimely dispositions of Fund securities.

The Fund may, from time to time, take temporary defensive positions that are inconsistent with the Fund's principal investment strategies in attempting to respond to adverse market, economic, political or other conditions. During such times, the Fund may temporarily invest up to 100% of its assets in cash or cash equivalents, including money market instruments, prime commercial paper, repurchase agreements, Treasury bills and other short-term obligations of the U.S. Government, its agencies or instrumentalities. In these and in other cases, the Fund may not achieve its investment objectives.

Generally, securities are purchased or sold by the Fund on national securities exchanges and in the over-the-counter market. From time to time, securities may be purchased or sold in private transactions, including securities that are not publicly traded or that are otherwise illiquid. The Adviser does not expect investments in illiquid securities to comprise more than 10% of the Fund's total assets (determined at the time the investment is made).

The Adviser may invest the Fund's cash balances in any investments it deems appropriate, including, without limitation and as permitted under the 1940 Act, money market funds, repurchase agreements, U.S. Treasury and U.S. agency securities, municipal bonds and bank accounts. Any income earned from such investments is ordinarily reinvested by the Fund in accordance with its investment program. Many of the considerations entering into the Adviser's recommendations and the portfolio managers' decisions are subjective.

Certain of the Fund's investment strategies may not qualify for the reduced federal income tax rates applicable to qualified dividend income under the Code. As a result, there can be no assurance as to what portion of the Fund's distributions will be designated as qualified dividend income.

The Adviser considers and evaluates environmental, social and governance (“ESG”) factors as part of the investment analysis process for most long-term investments. The Adviser considers the most material potential ESG risks and opportunities impacting issuers, alongside other non-ESG factors. The relevance of ESG factors to the investment process varies across issuers and strategies. For instance, ESG factors may not be considered for securities that the Adviser intends to hold solely as part of the Fund’s dividend capture strategy, which is discussed in more detail below. Not every ESG factor may be identified or evaluated for every investment. ESG characteristics are not the only factors considered and, as a result, the issuers in which the Fund invests may not be issuers with favorable ESG characteristics or high ESG ratings. When ESG factors are considered, ESG information is just one investment consideration and ESG considerations generally are not solely determinative in any investment decision made by the Adviser.

Growth Strategy

The Fund's growth strategy seeks to identify issuers with lower, but still attractive, current dividend yields, that have the potential for higher earnings growth through capital appreciation or increasing dividend payments.

Value Strategy

The Fund’s value strategy seeks to identify investment opportunities in equity securities of dividend paying corporations that it believes are undervalued relative to the market and to the securities' historical valuations, including turnaround opportunities with a catalyst, depressed earnings that may be poised to recover or where a restructuring or major corporate action may add value. The Fund invests in stocks among all capitalization levels (small, mid and large), using a multi-cap, multi-sector, multi-style approach when selecting the stocks of companies in which the Fund invests. The average capitalization of issuers is not intended to be static and varies over time. Factors that the Adviser considers include fundamental factors such as earnings growth, cash flow and historical payment of dividends. The Fund's investments in common stocks will emphasize stocks that (at the time of purchase) pay dividends and have capital appreciation potential.

Special Dividend Strategy

The Fund's special dividend strategy seeks to maximize the level of dividend income that the Fund receives by identifying special dividend situations. Special dividend situations may include those where companies decide to return large cash balances to shareholders as one-time dividend payments (e.g. due to a restructuring or recent strong operating performance). Other special dividends may arise in a variety of situations.

Dividend Capture Rotation Strategy

The Fund's dividend capture rotation strategy seeks to maximize the level of dividend income that the Fund receives by engaging in dividend capture trading. In a dividend capture trade, the Fund sells a stock on or shortly after the stock's ex-dividend date and uses the sale proceeds to purchase one or more other stocks that are expected to pay dividends before the next dividend payment on the stock being sold. Through this rotation practice, the Fund may receive more dividend payments over a given period of time than if it held a single stock. Receipt of a greater number of dividend payments during a given time period could augment the total amount of dividend income the Fund receives over this period. For example, during the course of a single year it may be possible through dividend capture trading for the Fund to receive five or more dividend payments with respect to Fund assets attributable to dividend capture trading where it may only have received four quarterly payments in a hold only strategy. The use of dividend capture strategies will expose the Fund to increased trading costs and potential for capital loss or gain, particularly in the event of significant short-term price movements of stocks subject to dividend capture trading.

The Fund's dividend capture trading strategy may limit the Fund's ability to meet certain holding period requirements for dividends that it receives to qualify for the reduced federal income tax rates applicable to qualified dividends under the Code. As a result, there can be no assurance as to what portion of the Fund's distributions will be reported as qualified dividend income.

Portfolio Investments

Common Stocks

The Fund invests primarily in common stocks. Common stocks represent an ownership interest in an issuer. While offering greater potential for long-term growth, common stocks are more volatile and riskier than some other forms of investment. Common stock prices fluctuate for many reasons, including adverse events, such as an unfavorable earnings report, changes in investors' perceptions of the financial condition of an issuer or the general condition of the relevant stock market, or when political or economic events affecting the issuers occur. In addition, common stock prices may be sensitive to rising interest rates as the costs of capital rise and borrowing costs increase.

Preferred Stocks

Preferred stock, like common stock, represents an equity ownership in an issuer. Generally, preferred stock has a priority of claim over common stock in dividend payments and upon liquidation of the issuer. Unlike common stock, preferred stock does not usually have voting rights. Preferred stock in some instances is convertible into common stock. Although they are equity securities, preferred stocks have characteristics of both debt and common stock. Like debt, their promised income is contractually fixed. Like common stock, they do not have rights to precipitate bankruptcy proceedings or collection activities in the event of missed payments. Other equity characteristics are their subordinated position in an issuer's capital structure and that their quality and value are heavily dependent on the profitability of the issuer rather than on any legal claims to specific assets or cash flows.

Distributions on preferred stock must be declared by the board of directors of the issuer and may be subject to deferral, and thus they may not be automatically payable. Income payments on preferred stock may be cumulative, causing dividends and distributions to accrue even if not declared by the issuer's board of directors or otherwise made payable, or they may be non-cumulative, so that skipped dividends and distributions do not continue to accrue. There is no assurance that dividends on preferred stocks in which the Fund invests will be declared or otherwise made payable. The Fund may invest in non-cumulative preferred stock, although the Adviser would consider, among other factors, their non-cumulative nature in making any decision to purchase or sell such securities.

Shares of preferred stock have a liquidation value that generally equals the original purchase price at the date of issuance. The market values of preferred stock may be affected by favorable and unfavorable changes impacting the issuers' industries or sectors, including companies in the utilities and financial services sectors, which are prominent issuers of preferred stock. They may also be affected by actual and anticipated changes or ambiguities in the tax status of the security and by actual and anticipated changes or ambiguities in tax laws, such as changes in corporate and individual income tax rates, and in the dividends received deduction for corporate taxpayers or the lower rates applicable to certain dividends.

Because the claim on an issuer's earnings represented by preferred stock may become onerous when interest rates fall below the rate payable on the stock or for other reasons, the issuer may redeem preferred stock, generally after an initial period of call protection in which the stock is not redeemable. Thus, in declining interest rate environments in particular, the Fund's holdings of higher dividend-paying preferred stocks may be reduced and the Fund may be unable to acquire securities paying comparable rates with the redemption proceeds.

Foreign Securities

Although it is not required to, under normal circumstances, the Fund invests 35-80% of its total assets in securities of issuers located in foreign countries. The Fund invests in foreign securities, including direct investments in securities of foreign issuers and investments in depositary receipts (such as American Depositary Receipts (“ADRs”)) that represent indirect interests in securities of foreign issuers. The Fund is not limited in the amount of assets it may invest in such foreign securities. These investments involve risks not associated with investments in the United States, including the risk of fluctuations in foreign currency exchange rates, unreliable and untimely information about the issuers and political and economic instability. These risks could result in the Adviser's misjudging the value of certain securities or in a significant loss in the value of those securities.

The value of foreign securities is affected by changes in currency rates, foreign tax laws (including withholding tax), government policies (in the United States or abroad), relations between nations and trading, settlement, and custodial and other operational risks. In addition, the costs of investing abroad are generally higher than in the United States, and foreign securities markets may be less liquid, more volatile and less subject to governmental supervision than markets in the United States. As an alternative to holding foreign-traded securities, the Fund may invest in dollar-denominated securities of foreign companies that trade on U.S. exchanges or in the U.S. over-the-counter market (including depositary receipts as described below, which evidence ownership in underlying foreign securities, and ETFs as described above).

Because foreign companies are not subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to U.S. companies, there may be less publicly available information about a foreign company than about a domestic company. Volume and liquidity in most foreign debt markets are less than in the United States and securities of some foreign companies are less liquid and more volatile than securities of comparable U.S. companies. There is generally less government supervision and regulation of securities exchanges, broker-dealers and listed companies than in the United States. Mail service between the United States and foreign countries may be slower or less reliable than within the United States, thus increasing the risk of delayed settlements of portfolio transactions or loss of certificates for portfolio securities. Payment for securities before delivery may be required. In addition, with respect to certain foreign countries, there is the possibility of expropriation or confiscatory taxation, political or social instability, or diplomatic developments which could affect investments in those countries. Moreover, individual foreign economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resource self-sufficiency and balance of payments position. Foreign securities markets, while growing in volume and sophistication, are generally not as developed as those in the United States, and securities of some foreign issuers (particularly those located in developing countries) may be less liquid and more volatile than securities of comparable U.S. companies.

The Fund may purchase ADRs, European Depositary Receipts (“EDRs”) and Global Depositary Receipts (“GDRs”), which are certificates evidencing ownership of shares of foreign issuers and are alternatives to purchasing directly the underlying foreign securities in their national markets and currencies. However, such depositary receipts continue to be subject to many of the risks associated with investing directly in foreign securities. These risks include foreign exchange risk as well as the political and economic risks associated with the underlying issuer's country. ADRs, EDRs and GDRs may be sponsored or unsponsored. Unsponsored receipts are established without the participation of the issuer. Unsponsored receipts may involve higher expenses, they may not pass-through voting or other shareholder rights, and they may be less liquid. Less information is normally available on unsponsored receipts.

Dividends paid on foreign securities may not qualify for the reduced federal income tax rates applicable to qualified dividends under the Code. As a result, there can be no assurance as to what portion of the Fund's distributions attributable to foreign securities will be designated as qualified dividend income.

Emerging Market Securities

The Fund may invest up to 35% of its assets in securities of issuers located in emerging markets. The Fund uses the MSCI Emerging Markets Index methodology to determine which countries are considered emerging markets. The risks of foreign investments described above apply to an even greater extent to investments in emerging markets. The securities markets of emerging countries are generally smaller, less developed, less liquid, and more volatile than the securities markets of the United States and developed foreign markets. Disclosure and regulatory standards in many respects are less stringent than in the United States and developed foreign markets. There also may be a lower level of monitoring and regulation of securities markets in emerging market countries and the activities of investors in such markets and enforcement of existing regulations has been extremely limited. Many emerging countries have experienced substantial, and in some periods extremely high, rates of inflation for many years. Inflation and rapid fluctuations in inflation rates have had and may continue to have very negative effects on the economies and securities markets of certain emerging countries. Economies in emerging markets generally are heavily dependent upon international trade and, accordingly, have been and may continue to be affected adversely by trade barriers, exchange controls, managed adjustments in relative currency values, and other protectionist measures imposed or negotiated by the countries with which they trade. The economies of these countries also have been and may continue to be adversely affected by economic conditions in the countries in which they trade. The economies of countries with emerging markets may also be predominantly based on only a few industries or dependent on revenues from particular commodities. In addition, custodial services and other costs relating to investment in foreign markets may be more expensive in emerging markets than in many developed foreign markets, which could reduce the Fund's income from such securities.

In many cases, governments of emerging countries continue to exercise significant control over their economies, and government actions relative to the economy, as well as economic developments generally, may affect the Fund's investments in those countries. In addition, there is a heightened possibility of expropriation or confiscatory taxation, imposition of withholding taxes on interest payments, or other similar developments that could affect investments in those countries. There can be no assurance that adverse political changes will not cause the Fund to suffer a loss of any or all of its investments.

Dividends paid by issuers in emerging market countries will generally not qualify for the reduced federal income tax rates applicable to qualified dividends under the Code.

Real Estate Investment Trusts

The Fund may invest in REITs. REITs are financial vehicles that pool investors' capital to purchase or finance real estate. The market value of REIT shares and the ability of REITs to distribute income may be adversely affected by numerous factors, including rising interest rates, changes in the national, state and local economic climate and real estate conditions, perceptions of prospective tenants of the safety, convenience and attractiveness of the properties, the ability of the owners to provide adequate management, maintenance and insurance, the cost of complying with the Americans with Disabilities Act, increasing competition and compliance with environmental laws, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, and other factors beyond the control of the issuers. In addition, distributions received by the Fund from REITs may consist of dividends, capital gains and/or return of capital. As REITs generally pay a higher rate of dividends than most other operating companies, to the extent application of the Fund's investment strategy results in the Fund investing in REIT shares, the percentage of the Fund's dividend income received from REIT shares will likely exceed the percentage of the Fund's portfolio that is comprised of REIT shares. Dividends paid by REITs will generally not qualify for the reduced federal income tax rates applicable to qualified dividends under the Code.

Master Limited Partnerships

A master limited partnership ("MLP") is a publicly traded company organized as a limited partnership or limited liability company and treated as a partnership for federal income tax purposes. MLPs may derive income and gains from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil, or products thereof), or the marketing of any mineral or natural resources. MLPs generally have two classes of owners, the general partner and limited partners. When investing in an MLP, the Fund intends to purchase publicly traded common units issued to limited partners of the MLP. The general partner of an MLP is typically owned by one or more of the following: a major energy company, an investment fund, or the direct management of the MLP. The general partner may be structured as a private or publicly traded corporation or other entity. The general partner typically controls the operations and management of the MLP through an up to 2% equity interest in the MLP plus, in many cases, ownership of common units and subordinated units. Limited partners own the remainder of the partnership, through ownership of common units, and have a limited role in the partnership's operations and management.

MLPs combine the tax advantages of a partnership with the liquidity of a publicly traded stock. MLP income is generally not subject to entity-level tax. Instead, an MLP's income, gain, loss, deductions and other tax items pass through to common unitholders.

MLPs are typically structured such that common units and general partner interests have first priority to receive quarterly cash distributions up to an established minimum amount ("minimum quarterly distributions" or "MQD"). Common and general partner interests also accrue arrearages in distributions to the extent the MQD is not paid. Once common and general partner interests have been paid, subordinated units receive distributions of up to the MQD; however, subordinated units do not accrue arrearages. Distributable cash in excess of the MQD paid to both common and subordinated units is distributed to both common and subordinated units generally on a pro rata basis. The general partner is also eligible to receive incentive distributions if the general partner operates the business in a manner which results in distributions paid per common unit surpassing specified target levels. As the general partner increases cash distributions to the limited partners, the general partner receives an increasingly higher percentage of the incremental cash distributions. A common arrangement provides that the general partner can reach a tier where it receives 50% of every incremental dollar paid to common and subordinated unit holders. These incentive distributions encourage the general partner to streamline costs, increase capital expenditures and acquire assets in order to increase the partnership's cash flow and raise the quarterly cash distribution in order to reach higher tiers. Such results benefit all security holders of the MLP.

MLP common units represent limited partnership interests in the MLP. Common units are listed and traded on U.S. securities exchanges, with their value fluctuating predominantly based on prevailing market conditions and the success of the MLP. The Fund intends to purchase common units in market transactions. Unlike owners of common stock of a corporation, owners of common units have limited voting rights and have no ability annually to elect directors. In the event of liquidation, common units have preference over subordinated units, but not debt or preferred units, to the remaining assets of the MLP. The Fund intends to invest in MLPs only to an extent and in a manner consistent with the Fund's qualification as a regulated investment company under the Code.

Exchange Traded Funds

The Fund may invest in ETFs, which are investment companies that seek to track or replicate a desired index, such as a sector, market or global segment. ETF shares are traded on a national exchange. ETFs do not sell individual shares directly to investors and only issue their shares in large blocks known as "creation units." The investor purchasing a creation unit may sell the individual shares on a secondary market.

Therefore, the liquidity of ETFs depends on the adequacy of the secondary market. There can be no assurance that an ETF's investment objective will be achieved, as ETFs based on an index may not replicate and maintain exactly the composition and relative weightings of securities in the index. ETFs are subject to the risks of investing in the underlying securities. The Fund, as a holder of the securities of the ETF, will bear its pro rata portion of the ETF's expenses, including advisory fees. These expenses are in addition to the direct expenses of the Fund's own operations.

Convertible Securities

The Fund may invest in convertible securities. Convertible securities include fixed income securities that may be exchanged or converted into a predetermined number of shares of the issuer's underlying common stock at the option of the holder during a specified period. Convertible securities may take the form of convertible preferred stock, convertible bonds or debentures, units consisting of "usable" bonds and warrants or a combination of the features of several of these securities. The investment characteristics of each convertible security vary widely, which allows convertible securities to be employed for a variety of investment strategies.

The Fund will exchange or convert convertible securities into shares of underlying common stock when, in the opinion of the Adviser, the investment characteristics of the underlying common shares will assist the Fund in achieving its investment objectives. The Fund may also elect to hold or trade convertible securities. In selecting convertible securities, the Adviser evaluates the investment characteristics of the convertible security as a fixed income instrument, and the investment potential of the underlying equity security for capital appreciation. In evaluating these matters with respect to a particular convertible security, the Adviser considers numerous factors, including the economic and political outlook, the value of the security relative to other investment alternatives, trends in the determinants of the issuer's profits, and the issuer's management capability and practices.

Corporate Bonds, Government Debt Securities and Other Debt Securities

The Fund may invest in corporate bonds, debentures and other debt securities. Debt securities in which the Fund may invest may pay fixed or variable rates of interest. Bonds and other debt securities generally are issued by corporations and other issuers to borrow money from investors. The issuer pays the investor a fixed or variable rate of interest and normally must repay the amount borrowed on or before maturity. Certain debt securities are "perpetual" in that they have no maturity date.

The Fund invests in government debt securities, including those of U.S. issuers, emerging market issuers and of other non-U.S. issuers. These securities may be U.S. dollar-denominated or non-U.S. dollar-denominated and include: (i) debt obligations issued or guaranteed by foreign national, provincial, state, municipal or other governments with taxing authority or by their agencies or instrumentalities; and (ii) debt obligations of supranational entities. Government debt securities include: debt securities issued or guaranteed by governments, government agencies or instrumentalities and political subdivisions; debt securities issued by government owned, controlled or sponsored entities; interests in entities organized and operated for the purpose of restructuring the investment characteristics issued by the above-noted issuers; or debt securities issued by supranational entities such as the World Bank or the European Union. The Fund may also invest in securities denominated in currencies of emerging market countries. Emerging market debt securities generally are rated in the lower rating categories of recognized credit rating agencies or are unrated and considered to be of comparable quality to lower rated debt securities. A non-U.S. issuer of debt or the non-U.S. governmental authorities that control the repayment of the debt may be unable or unwilling to repay principal or interest when due, and the Fund may have limited resources in the event of a default. Some of these risks do not apply to issuers in large, more developed countries. These risks are more pronounced in investments in issuers in emerging markets or if the Fund invests significantly in one country.

The Fund will not invest more than 20% of its total assets in debt securities rated below investment grade (i.e., securities rated lower than Baa by Moody's Investors Service, Inc. or lower than BBB by Standard & Poor’s Ratings Group or comparably rated by another nationally recognized statistical rating organization (“NRSRO”), or, if unrated, determined by the Adviser to be of comparable credit quality). These securities are commonly referred to as "junk bonds." In the event that a security receives different ratings from different NRSROs, the Adviser will treat the security as being rated in the highest rating category received from an NRSRO. The foregoing credit quality policy applies only at the time a security is purchased, and the Fund is not required to dispose of securities already owned by the Fund in the event of a change in assessment of credit quality or the removal of a rating.

Illiquid Securities

Illiquid securities are securities that are not readily marketable. Illiquid securities include securities that have legal or contractual restrictions on resale, and repurchase agreements maturing in more than seven days. Illiquid securities involve the risk that the securities will not be able to be sold at the time desired or at prices approximating the value at which the Fund is carrying the securities. Where registration is required to sell a security, the Fund may be obligated to pay all or part of the registration expenses, and a considerable period may elapse between the decision to sell and the time the Fund may be permitted to sell a security under an effective registration statement. If, during such a period, adverse market conditions were to develop, the Fund might obtain a less favorable price than prevailed when it decided to sell. The Fund may invest up to 10% of the value of its net assets in illiquid securities. Restricted securities for which no market exists and other illiquid investments are valued at fair value as determined in accordance with procedures approved and periodically reviewed by the Board of Trustees.

Rule 144A Securities

The Fund may invest in restricted securities that are eligible for resale pursuant to Rule 144A under the Securities Act of 1933, as amended, (the "1933 Act"). Generally, Rule 144A establishes a safe harbor from the registration requirements of the 1933 Act for resale by large institutional investors of securities that are not publicly traded. The Adviser determines the liquidity of the Rule 144A securities according to guidelines adopted by the Board of Trustees. The Board of Trustees monitors the application of those guidelines and procedures. Securities eligible for resale pursuant to Rule 144A, which are determined to be liquid, are not subject to the Fund's 10% limit on investments in illiquid securities.

Warrants

The Fund may invest in equity and index warrants of domestic and international issuers. Equity warrants are securities that give the holder the right, but not the obligation, to subscribe for equity issues of the issuing company or a related company at a fixed price either on a certain date or during a set period. Changes in the value of a warrant do not necessarily correspond to changes in the value of its underlying security. The price of a warrant may be more volatile than the price of its underlying security, and a warrant may offer greater potential for capital appreciation as well as capital loss.

Warrants do not entitle a holder to dividends or voting rights with respect to the underlying security and do not represent any rights in the assets of the issuing company. A warrant ceases to have value if it is not exercised prior to its expiration date. These factors can make warrants more speculative than other types of investments. The sale of a warrant results in a long- or short-term capital gain or loss depending on the period for which the warrant is held.

Other Investments

The Fund may use a variety of other investment instruments in pursuing its investment objectives. The investments of the Fund may include fixed income securities, sovereign debt, options on foreign currencies and forward foreign currency contracts.

Investment Techniques

The Fund may, but is under no obligation to, from time to time employ a variety of investment techniques, including those described below, to hedge against fluctuations in the price of portfolio securities, to enhance total return or to provide a substitute for the purchase or sale of securities. Some of these techniques, such as purchases of put and call options, options on stock indices and stock index futures and entry into certain credit derivative transactions, may be used as hedges against or substitutes for investments in equity securities. Other techniques such as the purchase of interest rate futures and entry into transactions involving interest rate swaps, options on interest rate swaps and certain credit derivatives are hedges against or substitutes for investments in debt securities. The Fund's ability to utilize any of the techniques described below may be limited by restrictions imposed on its operations in connection with obtaining and maintaining its qualification as a regulated investment company under the Code. Additionally, other factors (such as cost) may make it impractical or undesirable to use any of these investment techniques from time to time.

Short Sales

The Fund may from time to time engage in short sales of securities, for investment or for hedging purposes. Short sales are transactions in which the Fund sells a security it does not own. To complete the transaction, the Fund must borrow the security to make delivery to the buyer. The Fund is then obligated to replace the security borrowed by purchasing the security at the market price at the time of replacement. The Fund may be required to pay a fee to borrow particular securities and is often obligated to pay over any payments received on such borrowed securities. In the event that the Fund elects to pursue such a strategy, the Fund expects it would sell shares of portfolio securities short through a pair trade system, where it would maintain a long position in a basket of dividend-paying stocks and a short position in a security or securities replicating an index, which the Fund expects to be outperformed by the dividend-paying stocks it owns.

The Fund may also sell short individual stocks that the Fund expects to underperform other stocks which the Fund holds. For hedging purposes, the Fund may purchase or sell short futures contracts on global equity indexes.

The Fund's obligation to replace the borrowed security will be secured by collateral deposited with the broker-dealer, usually cash, U.S. government securities or other liquid securities. The Fund will also be required to designate on its books and records similar collateral with its custodian to the extent, if any, necessary so that the aggregate collateral value is at all times at least equal to the current market value of the security sold short. Depending on arrangements made with the broker-dealer from which it borrowed the security regarding payment over of any payments received by the Fund on such security, the Fund may not receive any payments (including interest) on its collateral deposited with such broker-dealer.

If the price of the security sold short increases between the time of the short sale and the time the Fund replaces the borrowed security, the Fund will incur a loss; conversely, if the price declines, the Fund will realize a gain. Any gain will be decreased, and any loss increased, by the transaction costs described above. Although the Fund's gain is limited to the price at which it sold the security short, its potential loss is unlimited.

The Fund may also sell a security short if it owns at least an equal amount of the security sold short or another security convertible or exchangeable for an equal amount of the security sold short without payment of further compensation (a short sale against-the-box). In a short sale against-the-box, the short seller is exposed to the risk of being forced to deliver stock that it holds to close the position if the borrowed stock is called in by the lender, which would cause gain or loss to be recognized on the delivered stock. The Fund expects normally to close its short sales against-the-box by delivering newly acquired stock.

Purchasing securities to close out the short position can itself cause the price of the securities to rise further, thereby exacerbating the loss. Short-selling exposes the Fund to unlimited risk with respect to that security due to the lack of an upper limit on the price to which an instrument can rise. Although the Fund reserves the right to utilize short sales, and currently intends to utilize short sales, the Adviser is under no obligation to utilize short sales at all. The Fund currently intends to close out each short position prior to the underlying issuer's ex-dividend date, if any, to avoid the Fund incurring any dividend expense in connection with such short position.

The Fund anticipates that it will generally not make a short sale if, after giving effect to such sale, the market value of all securities sold short by the Fund exceeds 20% of the value of its total assets. See "Investment Objectives and Policies  - Investment Techniques  - Short Sales" and "Risk Factors  - Short Sale Risk."

Options on Securities

In order to hedge against adverse market shifts, the Fund may utilize up to 10% of its total assets (in addition to the 10% limit applicable to options on stock indices described below) to purchase put and call options on securities. The Fund will also, in certain situations, augment its investment positions by purchasing call options, both on specific equity securities, as well as securities representing exposure to equity sectors or indices and fixed income indices. In addition, the Fund may seek to increase its income or may hedge a portion of its portfolio investments through writing (i.e., selling) covered put and call options. A put option embodies the right of its purchaser to compel the writer of the option to purchase from the option holder an underlying security or its equivalent at a specified price at any time during the option period. In contrast, a call option gives the purchaser the right to buy the underlying security or its equivalent covered by the option or its equivalent from the writer of the option at the stated exercise price. Under interpretations of the SEC currently in effect, which may change from time to time, a "covered" call option means that so long as the Fund is obligated as the writer of the option, it will own (1) the underlying instruments subject to the option, (2) instruments convertible or exchangeable into the instruments subject to the option or (3) a call option on the relevant instruments with an exercise price no higher than the exercise price on the call option written.

The Fund will receive a premium when it writes put and call options, which increases the Fund's return on the underlying security in the event the option expires unexercised or is closed out at a profit. By writing a call, the Fund will limit its opportunity to profit from an increase in the market value of the underlying security above the exercise price of the option for as long as the Fund's obligation as the writer of the option continues. Upon the exercise of a put option written by the Fund, the Fund may suffer an economic loss equal to the difference between the price at which the Fund is required to purchase the underlying security and its market value at the time of the option exercise, less the premium received for writing the option. Upon the exercise of a call option written by the Fund, the Fund may suffer an economic loss equal to the excess of the security's market value at the time of the option exercise over the price at which the Fund is required to sell the underlying security less the premium received for writing the option. Thus, in some periods the Fund might receive less total return and in other periods greater total return from its hedged positions than it would have received from leaving its underlying securities unhedged.

The Fund may purchase and write options on securities that are listed on national securities exchanges or are traded over the counter, although it expects, under normal circumstances, to effect such transactions on national securities exchanges.

As a holder of a put option, the Fund will have the right to sell the securities underlying the option and as the holder of a call option, the Fund will have the right to purchase the securities underlying the option, in each case at their exercise price at any time prior to the option's expiration date. The Fund may choose to exercise the options it holds, permit them to expire or terminate them prior to their expiration by entering into closing sale transactions. In entering into a closing sale transaction, the Fund would sell an option of the same series as the one it has purchased. The ability of the Fund to enter into a closing sale transaction with respect to options purchased and to enter into a closing purchase transaction with respect to options sold depends on the existence of a liquid secondary market. There can be no assurance that a closing purchase or sale transaction can be effected when the Fund so desires. The Fund's ability to terminate option positions established in the over-the-counter market may be more limited than in the case of exchange-traded options and may also involve the risk that securities dealers participating in such transactions would fail to meet their obligations to the Fund.

In purchasing a put option, the Fund will seek to benefit from a decline in the market price of the underlying security, while in purchasing a call option, the Fund will seek to benefit from an increase in the market price of the underlying security. If an option purchased is not sold or exercised when it has remaining value, or if the market price of the underlying security remains equal to or greater than the exercise price, in the case of a put, or remains equal to or below the exercise price, in the case of a call, during the life of the option, the option will expire worthless. For the purchase of an option to be profitable, the market price of the underlying security must decline sufficiently below the exercise price, in the case of a put, and must increase sufficiently above the exercise price, in the case of a call, to cover the premium and transaction costs. Because option premiums paid by the Fund are small in relation to the market value of the instruments underlying the options, buying options can result in large amounts of leverage. The leverage offered by trading in options could cause the Fund's net asset value ("NAV") to be subject to more frequent and wider fluctuation than would be the case if the Fund did not invest in options.

Options on Stock Indices

The Fund may utilize up to 10% of its total assets (in addition to the 10% limit applicable to options on securities) to purchase put and call options on domestic stock indices to hedge against risks of market-wide price movements affecting its assets. The Fund will also, in certain situations, augment its investment positions by purchasing call options, both on specific equity securities, as well as securities representing exposure to equity sectors or indices and fixed income indices. In addition, the Fund may write covered put and call options on stock indices. A stock index measures the movement of a certain group of stocks by assigning relative values to the common stocks included in the index. Options on stock indices are similar to options on securities. Because no underlying security can be delivered, however, the option represents the holder's right to obtain from the writer, in cash, a fixed multiple of the amount by which the exercise price exceeds (in the case of a put) or is less than (in the case of a call) the closing value of the underlying index on the exercise date. The advisability of using stock index options to hedge against the risk of market-wide movements will depend on the extent of diversification of the Fund's investments and the sensitivity of its investments to factors influencing the underlying index. The effectiveness of purchasing or writing stock index options as a hedging technique will depend upon the extent to which price movements in the Fund's securities investments correlate with price movements in the stock index selected. In addition, successful use by the Fund of options on stock indices will be subject to the ability of the Adviser to predict correctly changes in the relationship of the underlying index to the Fund's portfolio holdings. No assurance can be given that the Adviser's judgment in this respect will be correct.

Portfolio Turnover

The Fund may engage in short-term trading strategies, and securities may be sold without regard to the length of time held when, in the opinion of the Adviser, investment considerations warrant such action. These policies, together with the ability of the Fund to effect short sales of securities and to engage in transactions in options and futures, may have the effect of increasing the Fund's annual rate of portfolio turnover. In certain years, the annual portfolio turnover rate of the Fund may exceed 100%. A high turnover rate (100% or more) necessarily involves greater trading costs to the Fund and may result in the realization of net short term capital gains. If securities are not held for the applicable holding periods, dividends paid on them will not qualify for the advantageous federal tax rates.

Foreign Currency Transactions

The Fund may engage in foreign currency exchange transactions in connection with its investments in foreign securities. The Fund will conduct its foreign currency exchange transactions either on a spot (i.e., cash) basis at the spot rate prevailing in the foreign currency exchange market or through forward contracts to purchase or sell foreign currencies, including the payment of dividends and the settlement of securities transactions which otherwise might require untimely dispositions of Fund securities.

Forward Foreign Currency Exchange Contracts

The Fund may enter into forward foreign currency exchange contracts in order to protect against possible losses on foreign investments resulting from adverse changes in the relationship between the U.S. dollar and foreign currencies. A forward foreign currency exchange contract involves an obligation to purchase or sell a specific currency at a future date, which may be any fixed number of days (usually less than one year) from the date of the contract agreed upon by the parties, at a price set at the time of the contract. These contracts are traded in the interbank market conducted directly between currency traders (usually large commercial banks) and their customers. A forward contract generally has a deposit requirement, and no commissions are charged at any stage for trades. Although foreign exchange dealers do not charge a fee for conversion, they do realize a profit based on the difference (the spread) between the price at which they are buying and selling various currencies. However, forward foreign currency exchange contracts may limit potential gains which could result from a positive change in such currency relationships. The Fund does not speculate in foreign currency.

Except for cross-hedges, the Fund will not enter into forward foreign currency exchange contracts or maintain a net exposure in such contracts when it would be obligated to deliver an amount of foreign currency in excess of the value of its portfolio securities or other assets denominated in that currency or, in the case of a "cross-hedge," denominated in a currency or currencies that the Adviser believes will tend to be closely correlated with that currency with regard to price movements. At the consummation of a forward contract, the Fund may either make delivery of the foreign currency or terminate their contractual obligation to deliver the foreign currency by purchasing an offsetting contract obligating it to purchase, at the same maturity date, the same amount of such foreign currency. If the Fund chooses to make delivery of the foreign currency, it may be required to obtain such currency through the sale of portfolio securities denominated in such currency or through conversion of other assets of the Fund into such currency. If the Fund engages in an offsetting transaction, the Fund will incur a gain or loss to the extent that there has been a change in forward contract prices.

It should be realized that this method of protecting the value of the Fund's portfolio securities against a decline in the value of a currency does not eliminate fluctuations in the underlying prices of the securities. It simply establishes a rate of exchange which can be achieved at some future point in time. Additionally, although such contracts tend to minimize the risk of loss due to a decline in the value of the hedged currency, at the same time they tend to limit any potential gain which might result should the value of such currency increase. Generally, the Fund will not enter into a forward foreign currency exchange contract with a term longer than one year.

Foreign Currency Options

The Fund may purchase and write options on foreign currencies to protect against declines in the U.S. dollar value of foreign securities or in the U.S. dollar value of dividends or interest expected to be received on these securities. These transactions may also be used to protect against increases in the U.S. dollar cost of foreign securities to be acquired by the Fund. Writing an option on foreign currency is only a partial hedge, up to the amount of the premium received, and the Fund could be required to purchase or sell foreign currencies at disadvantageous exchange rates, thereby incurring losses. The Fund may not purchase a foreign currency option if, as a result, premiums paid on foreign currency options then held by the Fund would represent more than 10% of the Fund's total assets.

A foreign currency option provides the option buyer with the right to buy or sell a stated amount of foreign currency at the exercise price on a specified date or during the option period. The owner of a call option has the right, but not the obligation, to buy the currency. Conversely, the owner of a put option has the right, but not the obligation, to sell the currency. When the option is exercised, the seller (i.e., writer) of the option is obligated to fulfill the terms of the sold option. However, either the seller or the buyer may, in the secondary market, close its position during the option period at any time prior to expiration.

A call option on a foreign currency generally rises in value if the underlying currency appreciates in value, and a put option on a foreign currency generally rises in value if the underlying currency depreciates in value. Although purchasing a foreign currency option can protect the Fund against an adverse movement in the value of a foreign currency, the option will not limit the movement in the value of such currency. For example, if the Fund was holding securities denominated in a foreign currency that was appreciating and had purchased a foreign currency put to hedge against a decline in the value of the currency, the Fund would not have to exercise its put option. Likewise, if the Fund were to enter into a contract to purchase a security denominated in foreign currency and, in conjunction with that purchase, were to purchase a foreign currency call option to hedge against a rise in value of the currency, and if the value of the currency instead depreciated between the date of purchase and the settlement date, the Fund would not have to exercise its call. Instead, the Fund could acquire in the spot market the amount of foreign currency needed for settlement.

Futures Contracts and Options on Futures Contracts

Futures contracts are standardized, exchange-traded contracts that provide for the sale or purchase of a specified financial instrument or currency at a future time at a specified price. An option on a futures contract gives the purchaser the right (and the writer of the option the obligation) to assume a position in a futures contract at a specified exercise price within a specified period of time. A futures contract may be based on particular securities, foreign currencies, securities indices and other financial instruments and indices. By using foreign currency futures contracts and options on such contracts, the Fund may be able to achieve many of the same objectives as it would through the use of forward foreign currency exchange contracts and may be able to achieve these objectives more effectively and at a lower cost by using futures transactions instead of forward foreign currency exchange contracts. The Fund may engage in futures transactions on U.S. and foreign exchanges.

The Fund may purchase and sell futures contracts, and purchase and write call and put options on futures contracts, to increase total return or to hedge against changes in interest rates, securities prices, currency exchange rates, or to otherwise manage its term structure, sector selection and duration in accordance with its investment objectives and policies. The Fund may also enter into closing purchase and sale transactions with respect to such contracts and options. The Adviser has claimed an exclusion from the definition of the term "commodity pool operator" under the Commodity Exchange Act (the "CEA") pursuant to Rule 4.5 under the CEA with respect to the Fund. The Adviser, therefore, is not subject to registration or regulation as a commodity pool operator under the CEA.

Defensive Positions

During periods of adverse market or economic conditions, the Fund may temporarily invest all or a substantial portion of its assets in cash or cash equivalents. The Fund will not be pursuing its investment objectives in these circumstances. Cash equivalents are highly liquid, short-term securities such as commercial paper, time deposits, certificates of deposit, short-term notes and short-term U.S. government obligations.

Equity-Linked Securities

The Fund may invest in equity-linked securities, including, but not limited to, participation notes, certificates, and equity swaps. Equity-linked securities are privately issued securities whose investment results are designed to correspond generally to the performance of a specified stock index or "basket" of stocks, or a single stock. To the extent that the Fund invests in equity-linked securities whose return corresponds to the performance of a foreign security index or one or more foreign stocks, investing in equity-linked securities will involve risks similar to the risks of investing in foreign securities. See "Investment Objectives & Policies – Portfolio Investments – Foreign Securities" and "Risk Factors – Foreign Securities Risk." In addition, the Fund bears the risk that the counterparty of an equity-linked security may default on its obligations under the security. If the underlying security is determined to be illiquid, the equity-linked security would also be considered illiquid and thus subject to the Fund's restrictions on investments in illiquid securities.

Participation notes, also known as participation certificates, are issued by banks or broker-dealers and are designed to replicate the performance of foreign companies or foreign securities markets and can be used by the Fund as an alternative means to access the securities market of a country. The performance results of participation notes will not replicate exactly the performance of the foreign companies or foreign securities markets that they seek to replicate due to transaction and other expenses. Investments in participation notes involve the same risks associated with a direct investment in the underlying foreign companies or foreign securities markets that they seek to replicate. There can be no assurance that the trading price of participation notes will equal the underlying value of the foreign companies or foreign securities markets that they seek to replicate. Participation notes are generally traded over-the-counter. Participation notes are subject to counterparty risk, which is the risk that the broker-dealer or bank that issues them will not fulfill its contractual obligation to complete the transaction with the Fund. Participation notes constitute general unsecured contractual obligations of the banks or broker-dealers that issue them, the counterparty, and the Fund is relying on the creditworthiness of such counterparty and has no rights under a participation note against the issuer of the underlying security. Participation notes involve transaction cost. If the underlying security is determined to be illiquid, participation notes may be illiquid and therefore subject to the Fund's percentage limitation for investments in illiquid securities. Participation notes offer a return linked to a particular underlying equity, debt or currency.

Equity swaps allow the parties to a swap agreement to exchange the dividend income or other components of return on an equity investment (for example, a group of equity securities or an index) for a component of return on another non-equity or equity investment. An equity swap may be used by the Fund to invest in a market without owning or taking physical custody of securities in circumstances in which direct investment may be restricted for legal reasons or is otherwise deemed impractical or disadvantageous. Equity swaps may also be used for hedging purposes or to seek to increase total return.

The Fund's ability to enter into certain swap transactions may be limited by tax considerations. The counterparty to an equity swap contract will typically be a bank, investment banking firm or broker/dealer.

Equity swap contracts may be structured in different ways. For example, a counterparty may agree to pay the Fund the amount, if any, by which the notional amount of the equity swap contract would have increased in value had it been invested in particular stocks (or an index of stocks), plus the dividends that would have been received on those stocks. In these cases, the Fund may agree to pay to the counterparty a floating rate of interest on the notional amount of the equity swap contract plus the amount, if any, by which that notional amount would have decreased in value had it been invested in such stocks. Therefore, the return to the Fund on the equity swap contract should be the gain or loss on the notional amount plus dividends on the stocks less the interest paid by the Fund on the notional amount. In other cases, the counterparty and the Fund may each agree to pay the other the difference between the relative investment performances that would have been achieved if the notional amount of the equity swap contract had been invested in different stocks (or indices of stocks). The Fund will generally enter into equity swaps on a net basis, which means that the two payment streams are netted out, with the Fund receiving or paying, as the case may be, only the net amount of the two payments. Payments may be made at the conclusion of an equity swap contract or periodically during its term.

Equity swaps are derivatives and their value can be very volatile. Equity swaps normally do not involve the delivery of securities or other underlying assets. Accordingly, the risk of loss with respect to equity swaps is normally limited to the net amount of payments that the Fund is contractually obligated to make. If the counterparty to an equity swap defaults, the Fund's risk of loss consists of the net amount of payments that the Fund is contractually entitled to receive. Because some swap agreements have a leverage component, adverse changes in the value or level of the underlying asset, reference rate, or index can result in a loss substantially greater than the amount invested in the underlying asset without the use of leverage. In addition, the value of some components of an equity swap (such as the dividends on a common stock) may also be sensitive to changes in interest rates. To the extent that the Adviser does not accurately analyze and predict the potential relative fluctuation of the components swapped with another party, the Fund may suffer a loss. Because equity swaps are normally illiquid, the Fund may be unable to terminate its obligations when desired.

The Adviser

abrdn Investments Limited (“aIL”), a Scottish Company, serves as the adviser to the Fund. aIL’s registered address is 10 Queen's Terrace, Aberdeen, Aberdeenshire, United Kingdom, AB10 1XL. aIL is an indirect wholly-owned subsidiary of Aberdeen Group plc, which manages approximately $525 billion in assets as of December 31, 2025. The Fund pays aIL an annual investment advisory fee of 1.00% based on the Fund’s average daily Managed Assets, computed daily and payable monthly. “Managed Assets” means total assets of the Fund, including any form of investment leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility or the issuance of debt securities), (ii) the issuance of preferred stock or other similar preference securities, (iii) the reinvestment of collateral received for securities loaned in accordance with the Fund’s investment objectives and policies, and/or (iv) any other means.

In rendering investment advisory services to the Fund, aIL may use the resources of subsidiaries owned by Aberdeen Group plc. The Aberdeen Group plc affiliates have entered into a memorandum of understanding/personnel sharing procedures pursuant to which investment professionals from the Aberdeen Group plc affiliates may render portfolio management, research and/or trade services to US clients of aIL or abrdn Inc.

The Administrator

abrdn Inc. serves as administrator to the Fund. Under the administration agreement, abrdn Inc. is generally responsible for managing the administrative affairs of the Fund.

Pursuant to the administration agreement, abrdn Inc. receives a fee, payable monthly by the Fund, at an annual fee rate of 0.08% of the Fund’s average daily net assets. See “Management of the Fund — The Administrator.”

State Street Bank and Trust Company (“State Street”) serves as sub-administrator of the Fund and is paid by abrdn Inc. out of the fees it receives as the Fund’s administrator.

Investor Relations

Under the terms of the Amended and Restated Investor Relations Services Agreement approved by the Fund’s Board, abrdn Inc. provides and pays third parties to provide investor relations services to the Fund and certain other funds advised by the Adviser or its affiliates as part of an Investor Relations Program. Under the Amended and Restated Investor Relations Services Agreement, the Fund owes a portion of the fees related to the Investor Relations Program (the “Fund’s Portion”). However, investor relations services fees are limited by abrdn Inc. so that the Fund will only pay up to an annual rate of 0.05% of the Fund’s average weekly net assets. Any difference between the capped rate of 0.05% of the Fund’s average weekly net assets and the Fund’s Portion is paid for by abrdn Inc.

Pursuant to the terms of the Amended and Restated Investor Relations Services Agreement, abrdn Inc. (or third parties engaged by abrdn Inc.), among other things, provides objective and timely information to shareholders based on publicly available information; provides information efficiently through the use of technology while offering shareholders immediate access to knowledgeable investor relations representatives; develops and maintains effective communications with investment professionals from a wide variety of firms; creates and maintains investor relations communication materials such as fund manager interviews, films and webcasts, publishes white papers, magazine articles and other relevant materials discussing the Fund’s investment results, portfolio positioning and outlook; develops and maintains effective communications with large institutional shareholders; responds to specific shareholder questions; and reports activities and results to the Board and management detailing insight into general shareholder sentiment.

Distributions

The Board has authorized a managed distribution policy (“MDP”) of paying monthly distributions equal to 12% on an annual basis of the average daily NAV as of the month-end prior to declaration. Under the MDP, distributions to shareholders may include net investment income, realized capital gains or, if necessary, returns of capital. A return of capital may occur, for example, when some or all of the money that shareholders invested in the Fund is paid back to them. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “income” or “yield.” No conclusions should be drawn about the Fund’s investment performance from the amount of the Fund’s distributions or from the terms of the MDP.

The Fund is covered under exemptive relief received by the Fund’s investment adviser from the SEC that allows the Fund to distribute long-term capital gains as frequently as monthly in any one taxable year. With each distribution, the Fund will issue a notice to shareholders and an accompanying press release which will provide detailed information regarding the amount and composition of the distribution and other information as required by the exemptive order. The Fund’s Board may amend or terminate the MDP at any time without prior notice to shareholders; however, at this time, there are no reasonably foreseeable circumstances that might cause the termination of the MDP. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Under applicable U.S. tax rules, the amount and character of distributable income for each fiscal year can only be determined as of the end of the Fund’s fiscal year, October 31. Under Section 19 of the 1940 Act, the Fund is required to indicate the sources of certain distributions to shareholders. The estimated distribution composition may vary from month to month because it may be impacted by future income, expenses and realized gains and losses on securities and fluctuations in the value of the currencies in which Fund assets are denominated.

Dividend reinvestment and optional cash purchase plan

The Fund has established a dividend reinvestment and optional cash purchase plan. A Common Shareholder will automatically have all dividends and distributions (net of applicable withholding) reinvested (net of applicable withholding tax) in Common Shares newly issued by the Fund or Common Shares of the Fund purchased in the open market in accordance with the Fund’s dividend reinvestment and optional cash purchase plan unless the Common Shareholder specifically elects to receive cash. Taxable distributions are subject to federal income tax whether received in cash or additional Common Shares. See “Distributions” and “Dividend Reinvestment and Optional Cash Purchase Plan.”

Custodian, dividend paying agent, transfer agent and registrar

State Street Bank and Trust Company serves as custodian (the “Custodian”) for the Fund. State Street also provides accounting services to the Fund. Computershare Trust Company, N.A. serves as the Fund’s dividend paying agent, transfer agent and registrar. See “Custodian, Dividend Paying Agent, Transfer Agent and Registrar.”

Closed-end fund structure

Closed-end funds differ from open-end management investment companies (commonly referred to as mutual funds) in that closed-end funds generally list their shares for trading on a securities exchange and do not redeem their shares at the option of the shareholder. By comparison, mutual funds issue securities redeemable at NAV at the option of the shareholder and typically engage in a continuous offering of their shares. Mutual funds are subject to continuous asset in-flows and out-flows that can complicate portfolio management, whereas closed-end funds generally can stay more fully invested in securities consistent with the closed-end fund’s investment objectives and policies. In addition, in comparison to open-end funds, closed-end funds have greater flexibility in the employment of financial leverage and in the ability to make certain types of investments, including investments in illiquid securities.

However, shares of closed-end funds frequently trade at a discount from their NAV. In recognition of the possibility that the Common Shares might trade at a discount to NAV and that any such discount may not be in the interest of Common Shareholders, the Board, in consultation with the Adviser, from time to time may review possible actions to reduce any such discount. The Board approved an open market share repurchase program (the “Program”) for the Fund. The Program allows the Fund to purchase, in the open market, its outstanding Common Shares, with the amount and timing of any repurchase determined at the discretion of the Fund's investment adviser. Such purchases may be made opportunistically at certain discounts to NAV per share in the reasonable judgment of management based on historical discount levels and current market conditions.

On a quarterly basis, the Fund’s Board will receive information on any transactions made pursuant to this policy during the prior quarter and if shares are repurchased management will post the number of shares repurchased on the Fund's website on a monthly basis.  Under the terms of the Program, the Fund is permitted to repurchase up to 10% of its outstanding Common Shares in the open market during any 12 month period. There can be no assurance, however, that the Board will decide to undertake any of these actions or that, if undertaken, such actions would result in the Common Shares trading at a price equal to or close to NAV.

The Board might also consider the conversion of the Fund to an open-end mutual fund, which would also require a vote of the shareholders of the Fund. Conversion of the Fund to an open-end mutual fund would require approval of such a proposal, together with the necessary amendments to the Agreement and Declaration of Trust to permit such a conversion, by a majority of the Trustees then in office, by the holders of not less than 75% of the Trust’s outstanding Shares entitled to vote thereon and by such vote or votes of the holders of any class or classes or series of Shares as may be required by the 1940 Act. Closed-end funds are not required to have any limitation or restrictions on investments in illiquid securities, whereas open-end funds typically cannot have more than 15% of their net assets in illiquid securities in order to meet redemptions upon request by shareholders. Thus, if the Fund were to convert to an open-end fund, it would have to adopt a limitation on illiquid securities and may need to revise its investment objectives, strategies and policies. The composition of the Fund’s portfolio and/or its investment policies could prohibit the Fund from complying with regulations of the SEC applicable to open-end management investment funds absent significant changes in portfolio holdings, including with respect to certain illiquid securities, and investment policies. The Board believes, however, that the closed-end structure is desirable, given the Fund’s investment objectives, strategies and policies. See “Description of Capital Structure.”

Risk factors

The information contained under the heading “Additional Information Regarding the Fund—Risk Factors” in the Fund’s Annual Report is incorporated herein by reference. Each of the risk factors contained thereunder is a principal risk of the Fund. Investors should consider the specific risk factors and special considerations associated with investing in the Fund. An investment in the Fund is subject to investment risk, including the possible loss of your entire investment.

A Prospectus Supplement relating to an offering of the Fund’s securities may identify additional risks associated with such offering.

Financial highlights

The financial highlights table is intended to help you understand the Fund’s financial performance for the periods presented. Certain information reflects financial results for a single Common Share of the Fund. The financial highlights as of and for the fiscal years ended October 31, 2025, October 31, 2024, October 31, 2023, October 31, 2022 and October 31, 2021 have been audited by KPMG LLP, independent registered public accounting firm for the Fund.  The financial highlights for the six-month period ended April 30, 2026 are unaudited and are included in the Fund’s Semi-Annual Report for the fiscal period ended April 30, 2026, which is incorporated by reference. KPMG’s report on the financial statements and financial highlights, together with the financial statements and financial highlights of the Fund for such fiscal years, is included in the Fund’s Annual Report for the fiscal year ended October 31, 2025 and is incorporated by reference. The information in the table below for the fiscal years ended October 31, 2020, October 31, 2019, October 31, 2018, October 31, 2017, and October 31, 2016, is derived from the Fund’s financial statements for the fiscal year ended October 31, 2020.

	For the Six-Month Period Ended April 30, 2026		For the Fiscal Years Ended October 31,
	(unaudited)		2025	2024	2023	2022	2021
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period	$10.05		$9.65	$8.54	$8.61	$10.98	$8.76
Net investment income(a)	0.23		0.57	0.56	0.58	0.63	0.66
Net realized and unrealized gains/(losses) on investments, forward foreign currency exchange contracts and foreign currency transactions	0.87		1.00	1.37	0.04	(2.31)	2.25
Total from investment operations	1.10		1.57	1.93	0.62	(1.68)	2.91
Distributions to common shareholders from:
Net investment income	(0.61)		(0.59)	(0.58)	(0.60)	(0.69)	(0.69)
Return of capital	–		(0.58)	(0.24)	(0.09)	–	–
Total distributions	(0.61)		(1.17)	(0.82)	(0.69)	(0.69)	(0.69)
Net asset value, end of period	$10.54		$10.05	$9.65	$8.54	$8.61	$10.98
Market price, end of period	$10.18		$9.59	$8.75	$7.26	$7.50	$10.05
Total Investment Return Based on(b):
Market price	12.80%		25.11%	32.78%	5.41%	(19.25)%	47.64%
Net asset value	11.44%		18.88%	24.49%	8.01%	(15.15)%	34.60	%(c)
Ratio to Average Net Assets Applicable to Common Shareholders/Supplementary Data:
Net assets applicable to common shareholders, end of period (000 omitted)	$1,111,703		$1,059,535	$1,017,846	$900,264	$908,039	$1,157,523
Average net assets applicable to common shareholders (000 omitted)	$1,077,020		$1,009,694	$1,015,219	$977,703	$1,049,849	$1,129,413
Gross operating expenses	1.21	%(d)	1.24%	1.41%	1.36%	1.21%	1.20%
Net operating expenses, net of fee waivers	1.21	%(d)	1.21%	1.32%	1.27%	1.16%	1.16%
Net operating expenses, net of fee waivers and excluding interest expense	1.19	%(d)	1.16%	1.14%	1.15%	1.14%	1.14%
Net Investment income	4.54	%(d)	5.98%	5.87%	6.29%	6.36%	6.14%
Portfolio turnover	31	%(e)	54%	97%	79%	83%	72%
Senior securities:
Line of credit payable outstanding (000 omitted)	$31,919		$8,507	$10,460	$49,052	$12,250	$4,092
Asset coverage per $1,000 on line of credit payable at period end(f)	$35,829		$125,550	$98,308	$19,353	$75,124	$283,852

(a)	Based on average shares outstanding.
(b)	Total investment return is calculated assuming a purchase of common stock on the first day and a sale on the last day of each reporting period. Dividends and distributions, if any, are assumed, for purposes of this calculation, to be reinvested at prices obtained under the Fund’s dividend reinvestment plan. Total investment return does not reflect brokerage commissions.
(c)	The total return shown above includes the impact of financial statement rounding of the NAV per share and/or financial statement adjustments.
(d)	Annualized.
(e)	Not annualized.
(f)	Asset coverage per $1,000 is calculated by dividing total assets (less all liabilities and indebtedness not represented by senior securities) by the amount of the line of credit and then multiplying by $1,000.

Amounts listed as “–” are $0 or round to $0.

	For the Fiscal Years Ended October 31,
	2020		2019	2018(a)	2017	2016
PER SHARE OPERATING PERFORMANCE:
Net asset value per common share, beginning of year	$9.56		$9.33	$9.95	$8.69	$9.56
Net investment income	0.63	(b)	0.64 (b)	0.64 (b)	0.68	0.65
Net realized and unrealized gains/(losses) on investments, forward foreign currency exchange contracts and foreign currency transactions	(0.74)		0.27	(0.58)	1.27	(0.83)
Total from investment operations applicable to common shareholders	(0.11)		0.91	0.06	1.95	(0.18)
Distributions to common shareholders from:
Net investment income	(0.67)		(0.65)	(0.67)	(0.68)	(0.66)
Tax return of capital	(0.02)		(0.04)	(0.02)	(0.01)	(0.03)
Total distributions	(0.69)		(0.69)	(0.69)	(0.69)	(0.69)
Capital Share Transactions:
Anti-Dilutive effect of share repurchase program	–		0.01	0.01	–	–
Total capital share transactions	–		0.01	0.01	–	–
Net asset value per common share, end of year	$8.76		$9.56	$9.33	$9.95	$8.69
Market price, end of year	$7.31		$8.44	$7.94	$9.02	$7.37
Total Investment Return Based on(c):
Market price	(5.47)%		15.55%	(4.96)%	32.78%	0.81%
Net asset value	0.00	%(d)	11.39%	1.24%	24.22%	(0.40)%
Ratio to Average Net Assets Applicable to Common Shareholders/Supplementary Data:
Net assets applicable to common shareholders, end of period (000 omitted)	$924,011		$1,007,850	$994,556	$1,070,253	$934,580
Net operating expenses, net of fee waivers	1.15%		1.22%	1.18%	1.19%	1.15%
Net operating expenses, excluding fee waivers	1.18%		1.24%	1.19%	– (e)	– (e)
Net operating expenses, net of fee waivers and excluding interest expense	1.14%		1.18%	1.14%	1.15%	1.15%
Net Investment income	6.93%		6.94%	6.32%	7.03%	7.31%
Portfolio turnover	115%		135%	77%	94%	98%
Line of credit payable outstanding (000 omitted)	$–		$–	$15,401	$33,239	$–
Asset coverage ratio on line of credit payable at year end	–		–	6,558%	– (f)	– (f)
Asset coverage per $1,000 on line of credit payable at year end	$–		$–	$65,576	$31,199	$–

(a)	Beginning with the year ended October 31, 2018, the Fund has been audited by KPMG LLP. Previous years were audited by a different independent registered public accounting firm.
(b)	Net investment income is based on average shares outstanding during the period.
(c)	Total investment return is calculated assuming a purchase of common stock on the first day and a sale on the last day of each reporting period. Dividends and distributions, if any, are assumed, for purposes of this calculation, to be reinvested at prices obtained under the Fund's dividend reinvestment plan. Total investment return does not reflect brokerage commissions.
(d)	The total return shown above includes the impact of financial statement adjustments to the NAV per share.
(e)	Effective on May 4, 2018, the Fund entered into an expense limitation agreement with Aberdeen Asset Managers Limited, the Fund's investment adviser. Prior to this, there was no such agreement in place.
(f)	The Fund did not disclose asset coverage ratio on line of credit payable in prior years.

Amounts listed as "–" are $0 or round to $0.

Senior Securities

The following table sets forth information about the Fund’s outstanding senior securities as of the semi-annual period ended April 30, 2026 and each of the Fund’s last ten fiscal years. The Fund’s senior securities during this time period are comprised of borrowings which constitutes a “senior security” as defined in the 1940 Act. Audited information regarding the Fund’s senior securities for the last five fiscal years is incorporated by reference from the Fund’s Financial Highlights included in the Annual Report.

Fiscal Year/Period Ended	Title of Security	Total Amount Outstanding (000 omitted)(1)	Asset Coverage Per $1,000(2)
April 30, 2026	Credit Facility	$31,919	$35,929
October 31, 2025	Credit Facility	$8,507	$125,550
October 31, 2024	Credit Facility	$10,460	$98,308
October 31, 2023	Credit Facility	$49,052	$19,353
October 31, 2022	Credit Facility	$12,250	$75,124
October 31, 2021	Credit Facility	$4,092	$283,852
October 31, 2020	Credit Facility	$–	$–
October 31, 2019	Credit Facility	$–	$–
October 31, 2018	Credit Facility	$15,401	$65,576
October 31, 2017	Credit Facility	$33,239	$31,199
October 31, 2016	Credit Facility	$–	$–

(1)	Principal amount outstanding represents the principal amount owed by the Fund to lenders under the line of credit in place at the time.
(2)	Asset coverage per $1,000 is calculated by dividing total assets (less all liabilities and indebtedness not represented by senior securities) by the amount of the line of credit outstanding and then multiplying by $1,000.

THE FUND

The Fund is a diversified, closed-end management investment company registered under the 1940 Act. The Fund was organized as a statutory trust under the laws of the State of Delaware on October 27, 2006 and commenced operations on January 26, 2007.

abrdn Investments Limited (“aIL” or the “Adviser”), a Scottish Company, serves as the adviser to the Fund. aIL’s registered address is 10 Queen's Terrace, Aberdeen, Aberdeenshire, United Kingdom, AB10 1XL. aIL is an indirect wholly-owned subsidiary of Aberdeen Group plc, which manages approximately $525 billion in assets as of December 31, 2025. The Adviser is registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

USE OF PROCEEDS

The Fund registered $250,000,000 aggregate initial offering price of Securities pursuant to the Registration Statement of which this prospectus is a part. Unless otherwise specified in a Prospectus Supplement, the Fund intends to invest the net proceeds of an offering of Securities in accordance with its investment objectives and policies as stated in this Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of an offering of Securities in accordance with its investment objectives and policies within 30 days after the completion of such offering. Pending the full investment of the proceeds of an offering, it is anticipated that the net proceeds will be invested in fixed income securities and other permitted investments. See “Investment Objectives and Policies”. A delay in the anticipated use of proceeds could lower returns and reduce the Fund’s distribution to Common Shareholders.

INVESTMENT OBJECTIVES AND POLICIES

The information contained under the following headings in the Fund’s Annual Report are incorporated herein by reference: “Additional Information Regarding the Fund—Investment Objectives and Policies.”

PORTFOLIO TURNOVER

The Fund’s portfolio turnover rate may vary from year to year. A high portfolio turnover rate increases a fund’s transaction costs (including brokerage commissions and dealer costs), which would adversely impact a fund’s performance. Higher portfolio turnover may result in the realization of more short-term capital gains than if a fund had lower portfolio turnover.

INVESTMENT OBJECTIVES AND POLICIES

The information contained under the heading “Additional Information Regarding the Fund—Investment Objectives and Policies” in the Fund’s Annual Report is incorporated herein by reference.

PORTFOLIO INVESTMENTS

The information contained under the heading “Additional Information Regarding the Fund—Portfolio Investments” in the Fund’s Annual Report is incorporated herein by reference.

INVESTMENT TECHNIQUES

The information contained under the heading “Additional Information Regarding the Fund—Investment Techniques” in the Fund’s Annual Report is incorporated herein by reference.

USE OF LEVERAGE AND RELATED RISKS

The information contained under the heading “Additional Information Regarding the Fund—Effects of Leverage” in the Fund’s Annual Report is incorporated herein by reference.

Risk factors

The information contained under the heading “Additional Information Regarding the Fund—Risk Factors” in the Fund’s Annual Report is incorporated herein by reference. Investors should consider the specific risk factors and special considerations associated with investing in the Fund. An investment in the Fund is subject to investment risk, including the possible loss of your entire investment.

A Prospectus Supplement relating to an offering of the Fund’s securities may identify additional risk associated with such offering.

Management of the Fund

BOARD OF TRUSTEES

The management of the Fund, including general supervision of the duties performed by the Adviser, is the responsibility of the Board under the laws of the State of Delaware and the 1940 Act.

THE ADVISER

abrdn Investments Limited (“aIL” or the “Adviser”), a Scottish Company, serves as the adviser to the Fund. aIL’s registered address is 10 Queen's Terrace, Aberdeen, Aberdeenshire, United Kingdom, AB10 1XL. aIL is an indirect wholly-owned subsidiary of Aberdeen Group plc, which manages approximately $525 billion in assets as of December 31, 2025. Aberdeen Group plc and its affiliates provide asset management and investment solutions for clients and customers worldwide and also have a strong position in the pensions and savings market. Aberdeen Group plc, its affiliates and subsidiaries are referred to collectively herein as “Aberdeen.”

In rendering investment advisory services to the Fund, aIL may use the resources of subsidiaries owned by Aberdeen Group plc. The Aberdeen Group plc affiliates have entered into a memorandum of understanding/personnel sharing procedures pursuant to which investment professionals from the Aberdeen Group plc affiliates may render portfolio management, research and/or trade services to US clients of aIL or abrdn Inc.

ADVISORY AGREEMENT

The Fund and aIL are parties to an investment advisory agreement (the “Advisory Agreement”). Under the Advisory Agreement, The Fund pays aIL an annual investment advisory fee of 1.00% based on the Fund’s average daily net assets, computed daily and payable monthly.

From May 4, 2018 through June 30, 2025, the Adviser contractually agreed to waive fees and/or reimburse expenses in order to limit total operating expenses of the Fund (excluding leverage costs, taxes, interest, brokerage commissions and any non-routine expenses) as a percentage of net assets to 1.14% of the Fund’s average daily net assets on an annualized basis. The agreement expired on June 30, 2025. The Fund may repay any such waiver or reimbursement from the Adviser, within three years of the waiver or reimbursement, provided that such repayments do not cause the Fund to exceed (i) the lesser of the applicable expense limitation in the contract at the time the fees were limited or expenses are paid or (ii) the applicable expense limitation in effect at the time the expenses are being recouped by the Adviser.

The Fund pays all of its other expenses including, among others, legal fees and expenses of counsel to the Fund and the Fund’s independent trustees; insurance (including trustees’ and officers’ errors and omissions insurance); auditing and accounting expenses; taxes and governmental fees; listing fees; dues and expenses incurred in connection with membership in investment company organizations; fees and expenses of the Fund’s custodians, administrators, transfer agents, registrars and other service providers; expenses for portfolio pricing services by a pricing agent, if any; other expenses in connection with the issuance, offering and underwriting of shares or debt instruments issued by the Fund or with the securing of any credit facility or other loans for the Fund; expenses relating to investor and public relations; expenses of registering or qualifying securities of the Fund for public sale; brokerage commissions and other costs of acquiring or disposing of any portfolio holding of the Fund; expenses of preparation and distribution of reports, notices and dividends to shareholders; expenses of the dividend reinvestment and optional cash purchase plan (except for brokerage expenses paid by participants in such plan); compensation and expenses of trustees; costs of stationery; any litigation expenses; and costs of shareholders’ and other meetings.

The Advisory Agreement continues for an initial term of two (2) years and may be continued thereafter from year to year provided such continuance is specifically approved at least annually in the manner required by the 1940 Act. The Advisory Agreement may be terminated at any time without payment of penalty by the Fund or by the Adviser upon 60 days’ written notice. The Advisory Agreement will automatically terminate in the event of its assignment, as defined under the 1940 Act. Under the Advisory Agreement, the Adviser is permitted to provide investment advisory services to other clients.

The Advisory Agreement provides that the Adviser shall indemnify the Fund and its officers and Trustees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.

Effective May 7, 2018, aIL became the Fund’s investment adviser. Prior to May 7, 2018, the Fund was managed by another, unaffiliated investment adviser.

THE ADMINISTRATOR

abrdn Inc., located at 1900 Market Street, Suite 200, Philadelphia, PA 19103, serves as administrator to the Fund. Under the administration agreement, abrdn Inc. is generally responsible for managing the administrative affairs of the Fund.

For administration related services, abrdn Inc. is entitled to receive a fee that is computed monthly and paid quarterly at an annual rate of 0.08% of the Fund’s average monthly net assets.

During periods when the Fund is using leverage, the fee paid to abrdn Inc. (for various services) will be higher than if the Fund did not use leverage because the fees paid are calculated on the basis of the Fund’s average monthly net assets, which includes the assets purchased through leverage.

State Street Bank and Trust Company serves as sub-administrator of the Fund and is paid by abrdn Inc. out of the fees it receives as the Fund’s administrator.

Investor Relations

Under the terms of the Amended and Restated Investor Relations Services Agreement approved by the Fund’s Board, abrdn Inc. provides and pays third parties to provide investor relations services to the Fund and certain other funds advised by the Adviser or its affiliates as part of an Investor Relations Program. Under the Amended and Restated Investor Relations Services Agreement, the Fund owes a portion of the fees related to the Investor Relations Program (the “Fund’s Portion”). However, investor relations services fees are limited by abrdn Inc. so that the Fund will only pay up to an annual rate of 0.05% of the Fund’s average weekly net assets. Any difference between the capped rate of 0.05% of the Fund’s average weekly net assets and the Fund’s Portion is paid for by abrdn Inc.

Pursuant to the terms of the Amended and Restated Investor Relations Services Agreement, abrdn Inc. (or third parties engaged by abrdn Inc.), among other things, provides objective and timely information to shareholders based on publicly available information; provides information efficiently through the use of technology while offering shareholders immediate access to knowledgeable investor relations representatives; develops and maintains effective communications with investment professionals from a wide variety of firms; creates and maintains investor relations communication materials such as fund manager interviews, films and webcasts, publishes white papers, magazine articles and other relevant materials discussing the Fund’s investment results, portfolio positioning and outlook; develops and maintains effective communications with large institutional shareholders; responds to specific shareholder questions; and reports activities and results to the Board and management detailing insight into general shareholder sentiment.

LEGAL PROCEEDINGS

As of the date of this Prospectus, the Fund and the Adviser are not currently parties to any material legal proceedings.

NET ASSET VALUE OF COMMON SHARES

The NAV of the Fund’s Common Shares is determined each day the New York Stock Exchange (“NYSE”) is open as of the close of regular trading (normally, 4:00 p.m., Eastern time). The Fund follows the principles set forth under the heading “Notes to Financial Statements—Summary of Significant Accounting Policies—Security Valuation” in the Fund’s Annual Report, which is incorporated herein by reference, to determine the value of the Fund’s portfolio holdings.

DISTRIBUTIONS

The information contained under the heading “Notes to Financial Statements—Summary of Significant Accounting Policies—Distributions” in the Fund’s Annual Report is incorporated herein by reference.

TAX MATTERS

The following is (i) a description of the material U.S. federal income tax consequences of owning and disposing of Common Shares and (ii) a description of some of the important U.S. federal income tax considerations affecting the Fund. The discussion below provides general tax information related to an investment in Common Shares, but this discussion does not purport to be a complete description of the U.S. federal income tax consequences of an investment in such securities. It is based on the Code and United States Treasury Regulations and administrative pronouncements, all as of the date hereof, any of which is subject to change or differing interpretation, possibly with retroactive effect. In addition, it does not describe all of the tax consequences that may be relevant in light of a Common Shareholder’s particular circumstances, including alternative minimum tax consequences and tax consequences applicable to Common Shareholders subject to special tax rules, such as certain financial institutions; dealers or traders in securities who use a mark-to-market method of tax accounting; persons holding Common Shares as part of a hedging transaction, wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to the Common Shares; entities classified as partnerships or other pass-through entities for U.S. federal income tax purposes; real estate investment trusts; insurance companies; U.S. holders (as defined below) whose functional currency is not the U.S. dollar; or tax-exempt entities, including “individual retirement accounts” or “Roth IRAs.” Unless otherwise noted, the following discussion applies only to a Common Shareholder that holds Common Shares as a capital asset and is a U.S. holder. A “U.S. holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of Common Shares and is (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person. Tax laws are complex and often change, and Common Shareholders should consult their tax advisors about the U.S. federal, state, local or non-U.S. tax consequences of an investment in the Fund. For more information, please see the section of the SAI entitled “Tax Matters.”

THE FUND

The Fund has elected to be treated as and intends to continue to qualify in each taxable year as, a regulated investment company (a “RIC”) under Subchapter M of the Code. Assuming the Fund so qualifies and satisfies certain distribution requirements, the Fund generally will not be subject to U.S. federal income tax on income distributed (including amounts that are reinvested pursuant to the Plan) in a timely manner to its shareholders in the form of dividends or capital gain distributions. If the Fund retains any net capital gains for reinvestment, it may elect to treat such capital gains as having been distributed to its shareholders. If the Fund makes such an election, each Common Shareholder will be required to report its share of such undistributed net capital gain as long-term capital gain and will be entitled to claim its share of the U.S. federal income taxes paid by the Fund on such undistributed net capital gain as a credit against its own U.S. federal income tax liability, if any, and to claim a refund on a properly filed U.S. federal income tax return to the extent that the credit exceeds such liability. In addition, each Common Shareholder will be entitled to increase the adjusted tax basis of its Common Shares by the difference between its share of such undistributed net capital gain and the related credit. There can be no assurance that the Fund will make this election if it retains all or a portion of its net capital gain for a taxable year.

To qualify as a RIC for any taxable year, the Fund must, among other things, satisfy both an income test and an asset test for such taxable year. Specifically, (i) at least 90% of the Fund’s gross income for such taxable year must consist of dividends; interest; payments with respect to certain securities loans; gains from the sale or other disposition of stock, securities or foreign currencies; other income (including, but not limited to, gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or currencies; and net income derived from interests in “qualified publicly traded partnerships” (such income, “Qualifying RIC Income”) and (ii) the Fund’s holdings must be diversified so that, at the end of each quarter of such taxable year, (a) at least 50% of the value of the Fund’s total assets is represented by cash and cash items, securities of other RICs, U.S. government securities and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of the Fund’s total assets and not greater than 10% of the outstanding voting securities of such issuer and (b) not more than 25% of the value of the Fund’s total assets is invested (x) in securities (other than U.S. government securities or securities of other RICs) of any one issuer or of two or more issuers that the Fund controls and that are engaged in the same, similar or related trades or businesses or (y) in the securities of one or more “qualified publicly traded partnerships.” The Fund’s share of income derived from a partnership other than a “qualified publicly traded partnership” will be treated as Qualifying RIC Income only to the extent that such income would have constituted Qualifying RIC Income if derived directly by the Fund. A “qualified publicly traded partnership” is generally defined as an entity that is treated as a partnership for U.S. federal income tax purposes if (i) interests in such entity are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof and (ii) less than 90% of its gross income for the relevant taxable year consists of Qualifying RIC Income. The Code provides that the Treasury Department may by regulation exclude from Qualifying RIC Income foreign currency gains that are not directly related to the RIC’s principal business of investing in stock or securities (or options and futures with respect to stock or securities). The Fund anticipates that, in general, its foreign currency gains will be directly related to its principal business of investing in stock and securities.

OWNING AND DISPOSING OF COMMON SHARES

Distributions of the Fund’s ordinary income and net short-term capital gains will generally be taxable to the Common Shareholders as ordinary income to the extent such distributions are paid out of the Fund’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Distributions or deemed distributions, if any, of net capital gains will be taxable as long-term capital gains, regardless of the length of time the Common Shareholder has owned Common Shares. Distributions made to a non-corporate Common Shareholder out of “qualified dividend income,” if any, received by the Fund will be subject to tax at reduced maximum rates, provided that the Common Shareholder meets certain holding period and other requirements with respect to its Common Shares. A distribution of an amount in excess of the Fund’s current and accumulated earnings and profits will be treated by a Common Shareholder as a return of capital that will be applied against and reduce the Common Shareholder’s basis in its Common Shares. To the extent that the amount of any such distribution exceeds the Common Shareholder’s basis in its Common Shares, the excess will be treated as gain from a sale or exchange of the Common Shares. Distributions will be treated in the manner described above regardless of whether such distributions are paid in cash or invested in additional Common Shares pursuant to the Plan.

A Common Shareholder may recognize a capital gain or loss on the sale or other disposition of Common Shares. The amount of the gain or loss will be equal to the difference between the amount realized and the Common Shareholder’s adjusted tax basis in the relevant Common Shares. Such gain or loss generally will be a long-term gain or loss if the Common Shareholder’s holding period for such Common Shares is more than one (1) year. Under current law, net capital gains recognized by non-corporate Common Shareholders are generally subject to reduced maximum rates. Losses realized by a Common Shareholder on the sale or exchange of Common Shares held for six months or less will be treated as long-term capital losses to the extent of any distribution of long-term capital gain received (or deemed received, as discussed above) with respect to such Common Shares. In addition, no loss will be allowed on a sale or other disposition of Common Shares if the Common Shareholder acquires (including pursuant to the Plan) Common Shares within 30 days before or after the disposition. In such a case, the basis of the securities acquired will be adjusted to reflect the disallowed loss.

An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from the Fund and net gains from redemptions or other taxable dispositions of Fund Common Shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.

NON-U.S. COMMON SHAREHOLDERS

If a Common Shareholder is a nonresident alien, a foreign trust or estate or a foreign corporation, as defined for U.S. federal income tax purposes, (a “non-U.S. Common Shareholder”) whose ownership of Common Shares is not “effectively connected” with a U.S. trade or business, ordinary income dividends distributed to such non-U.S. Common Shareholder by the Fund will generally be subject to U.S. federal withholding tax at a rate of 30% (or a lower rate under an applicable treaty). Net capital gain dividends distributed by the Fund to a non-U.S. Common Shareholder whose ownership of Common Shares is not “effectively connected” with a U.S. trade or business and who is not an individual present in the United States for 183 days or more during the taxable year will generally not be subject to U.S. withholding tax. For a more detailed discussion of the tax consequences of the ownership of Common Shares by a non-U.S. Common Shareholder, please see the discussion in the SAI under “Tax Matters — Non-U.S. Common Shareholders.”

BACKUP WITHHOLDING

If a Common Shareholder does not provide the applicable payor with its correct taxpayer identification number and any required certifications, such Common Shareholder may be subject to backup withholding (currently, at a rate of 24%) on the distributions it receives (or is deemed to receive) from the Fund. Backup withholding will not, however, be applied to payments that have been subject to the 30% withholding tax applicable to non-U.S. Common Shareholder.

Foreign Account Tax Compliance Act

In addition, the Fund is required to withhold U.S. tax (at a 30% rate) on payments of taxable dividends made to certain non-U.S. entities that fail to comply (or be deemed compliant) with extensive reporting and withholding requirements designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. To avoid withholding, foreign financial institutions will need to (i) enter into agreements with the IRS that state that they will provide the IRS information, including the names, addresses and taxpayer identification numbers of direct and indirect U.S. account holders, comply with due diligence procedures with respect to the identification of U.S. accounts, report to the IRS certain information with respect to U.S. accounts maintained, agree to withhold tax on certain payments made to non-compliant foreign financial institutions or to account holders who fail to provide the required information, and determine certain other information as to their account holders, or (ii) in the event that an applicable intergovernmental agreement and implementing legislation are adopted, provide local revenue authorities with similar account holder information. Other foreign entities will need to either provide the name, address, and taxpayer identification number of each substantial U.S. owner or certifications of no substantial U.S. ownership unless certain exceptions apply. Under some circumstances, a non-U.S. Common Shareholder may be eligible for refunds or credits of such taxes.

CLOSED-END FUND STRUCTURE

Closed-end funds differ from open-end management investment companies (commonly referred to as mutual funds) in that closed-end funds generally list their shares for trading on a securities exchange and do not redeem their shares at the option of the shareholder. By comparison, mutual funds issue securities redeemable at NAV at the option of the shareholder and typically engage in a continuous offering of their shares. Mutual funds are subject to continuous asset in-flows and out-flows that can complicate portfolio management, whereas closed-end funds generally can stay more fully invested in securities consistent with the closed-end fund’s investment objectives and policies. In addition, in comparison to open-end funds, closed-end funds have greater flexibility in the employment of financial leverage and in the ability to make certain types of investments, including investments in illiquid securities.

However, shares of closed-end funds frequently trade at a discount from their NAV. In recognition of the possibility that the Common Shares might trade at a discount to NAV and that any such discount may not be in the interest of Common Shareholders, the Board, in consultation with the Adviser, from time to time may review possible actions to reduce any such discount. The Board approved an open market share repurchase program (the “Program”) for the Fund. The Program allows the Fund to purchase, in the open market, its outstanding Common Shares, with the amount and timing of any repurchase determined at the discretion of the Fund's investment adviser. Such purchases may be made opportunistically at certain discounts to NAV per share in the reasonable judgment of management based on historical discount levels and current market conditions.

On a quarterly basis, the Fund’s Board will receive information on any transactions made pursuant to this policy during the prior quarter and if shares are repurchased management will post the number of shares repurchased on the Fund's website on a monthly basis.  Under the terms of the Program, the Fund is permitted to repurchase up to 10% of its outstanding Common Shares in the open market during any 12-month period. There can be no assurance, however, that the Board will decide to undertake any of these actions or that, if undertaken, such actions would result in the Common Shares trading at a price equal to or close to NAV.

The Board might also consider the conversion of the Fund to an open-end mutual fund, which would also require a vote of the shareholders of the Fund. Conversion of the Fund to an open-end mutual fund would require approval of such a proposal, together with the necessary amendments to the Agreement and Declaration of Trust to permit such a conversion, by a majority of the Trustees then in office, by the holders of not less than 75% of the Trust’s outstanding Shares entitled to vote thereon and by such vote or votes of the holders of any class or classes or series of Shares as may be required by the 1940 Act. Closed-end funds are not required to have any limitation or restrictions on investments in illiquid securities, whereas open-end funds typically cannot have more than 15% of their net assets in illiquid securities in order to meet redemptions upon request by shareholders. Thus, if the Fund were to convert to an open-end fund, it would have to adopt a limitation on illiquid securities and may need to revise its investment objectives, strategies and policies. The composition of the Fund’s portfolio and/or its investment policies could prohibit the Fund from complying with regulations of the SEC applicable to open-end management investment funds absent significant changes in portfolio holdings, including with respect to certain illiquid securities, and investment policies. The Board believes, however, that the closed-end structure is desirable, given the Fund’s investment objectives, strategies and policies. See “Description of Capital Structure.”

DIVIDEND REINVESTMENT AND OPTIONAL CASH PURCHASE PLAN

The information contained under the heading “Dividend Reinvestment and Optional Cash Purchase Plan” in the Fund’s Annual Report is incorporated herein by reference.

DESCRIPTION OF CAPITAL STRUCTURE

The Fund is a statutory trust organized under the laws of the State of Delaware pursuant to the Agreement and Declaration of Trust dated as of October 27, 2006. The Fund is authorized to issue an unlimited number of common shares of beneficial interest no par value. The Fund intends to hold annual meetings of shareholders so long as the Common Shares are listed on a national securities exchange and such meetings are required as a condition to such listing.

GENERAL

Set forth below is information with respect to the Fund’s outstanding securities as of August 3, 2026:

Title of Class	Amount Authorized	Amount Held by the Fund or for its Account	Amount Outstanding Exclusive of Common Shares Held by the Fund or for its Own Account
Common Shares	Unlimited	0	105,466,347

Except to the extent required for a Delaware business corporation, the Shareholders shall have no power to vote as to whether or not a court action, legal proceeding or claim should or should not be brought or maintained derivatively or as a class action on behalf of the Trust or the Shareholders. These requirements will not apply to claims brought under the federal securities laws.

COMMON SHARES

The Agreement and Declaration of Trust permits the Fund to issue an unlimited number of full and fractional Common Shares of beneficial interest, no par value. Each share of the Fund represents an equal proportionate interest in the assets of the Fund with each other share in the Fund. Holders of Common Shares will be entitled to the payment of dividends when, as and if declared by the Board. The Fund intends to make a level dividend distribution each month to its shareholders after payment of fund operating expenses including interest on outstanding borrowings, if any. Unless the registered owner of Common Shares elects to receive cash, all dividends declared on Common Shares (net of applicable withholding) will be automatically reinvested (net of applicable withholding tax) for shareholders in additional Common Shares of the Fund. See “Dividend Reinvestment and Optional Cash Purchase Plan.” The 1940 Act or the terms of any borrowings may limit the payment of dividends to the holders of Common Shares. Each whole share shall be entitled to one vote as to matters on which it is entitled to vote pursuant to the terms of the Agreement and Declaration of Trust on file with the SEC. Upon liquidation of the Fund, after paying or adequately providing for the payment of all liabilities of the Fund, and upon receipt of such releases, indemnities and refunding agreements as they deem necessary for their protection, the Trustees may distribute the remaining managed assets of the Fund among its shareholders. The shares are not liable to further calls or to assessment by the Fund. There are no pre-emptive rights associated with the shares. The Agreement and Declaration of Trust provides that the Fund’s shareholders are not liable for any liabilities of the Fund. Although shareholders of an unincorporated statutory trust established under Delaware law, in certain limited circumstances, may be held personally liable for the obligations of the Fund as though they were general partners, the provisions of the Agreement and Declaration of Trust described in the foregoing sentence make the likelihood of such personal liability remote. The Fund generally will not issue share certificates.

In general, when there are any borrowings, including reverse repurchase agreements that are counted as indebtedness, or preferred shares and/or notes outstanding, the Fund may not be permitted to declare any cash distribution on its Common Shares, unless at the time of such declaration, (i) all accrued distributions on preferred shares or accrued interest on borrowings have been paid and (ii) the value of the Fund’s total assets (determined after deducting the amount of such distribution), less all liabilities and indebtedness of the Fund not represented by senior securities, is at least 300% of the aggregate amount of such securities representing indebtedness and at least 200% of the aggregate amount of securities representing indebtedness plus the aggregate liquidation value of the outstanding preferred shares (expected to equal the aggregate original purchase price of the outstanding preferred shares plus the applicable redemption premium, if any, together with any accrued and unpaid distributions thereon, whether or not earned or declared and on a cumulative basis). In addition to the requirements of the 1940 Act, the Fund may be required to comply with other asset coverage requirements as a condition of the Fund obtaining a rating of the preferred shares or notes from a NRSRO. These requirements may include an asset coverage test more stringent than under the 1940 Act. This limitation on the Fund’s ability to make distributions on its Common Shares could in certain circumstances impair the ability of the Fund to maintain its qualification for taxation as a regulated investment company for federal income tax purposes. The Fund intends, however, to the extent possible to purchase or redeem preferred shares or notes or reduce borrowings from time to time to maintain compliance with such asset coverage requirements and may pay special distributions to the holders of the preferred shares in certain circumstances in connection with any such impairment of the Fund’s status as a regulated investment company. See “Distributions.” Depending on the timing of any such redemption or repayment, the Fund may be required to pay a premium in addition to the liquidation preference of the preferred shares to the holders thereof.

The trading or “ticker” symbol of the Common Shares on the NYSE is “AOD.”

Common Share Price Data

The Fund’s Common Shares are publicly held and are listed and traded on the NYSE. The following table sets forth for the fiscal quarters indicated the highest and lowest daily prices during the applicable quarter at the close of market on the NYSE per Common Share along with (i) the highest and lowest closing NAV and (ii) the highest and lowest premium or discount from NAV represented by such prices at the close of the market on the NYSE.

	NYSE Market Price(1)		NAV at NYSE Market Price(1)		Market Premium/(Discount) to NAV on Date of NYSE Market Price(1)
Quarter Ended(2)	High	Low	High	Low	High	Low
July 31, 2026	10.63	10.06	10.90	10.43	(2.48)%	(3.55)%
April 30, 2026	10.70	8.81	10.63	9.60	(0.66)%	(8.23)%
January 31, 2026	10.13	9.20	10.42	9.92	(2.78)%	(7.26)%
October 31, 2025	9.74	8.80	10.14	9.44	(3.94)%	(6.78)%
July 31, 2025	9.12	8.29	9.89	9.17	(7.79)%	(9.60)%
April 30, 2025	8.86	7.42	9.76	8.36	(9.22)%	(11.24)%
January 31, 2025	8.89	8.36	9.79	9.42	(9.19)%	(11.25)%
October 31, 2024	9.10	8.03	10.10	9.38	(9.90)%	(14.39)%
July 31, 2024	8.72	8.00	10.09	9.32	(13.58)%	(14.16)%
April 30, 2024	8.29	7.78	9.69	9.27	(14.45)%	(16.07)%
January 31, 2024	8.12	7.31	9.62	8.61	(15.59)%	(15.10)%

(1)         Source: Bloomberg L.P.

(2)         Data presented are with respect to a short period of time and are not indicative of future performance.

Shares of closed-end management investment companies may trade at a market price that is less than the NAV that is attributable to those shares. The possibility that the Fund’s Common Shares will trade at a discount to NAV or at a premium that is unsustainable over the long term is separate and distinct from the risk that the Fund’s NAV will decrease. It is not possible to predict whether the Fund’s Common Shares will trade at, above or below NAV in the future. On August 3, 2026, the Fund’s NAV was $10.57, and the last reported sale price of a Common Share on the NYSE was $10.50, representing a discount to NAV of -0.66%.

OPEN MARKET SHARE REPURCHASE PROGRAM

The Fund’s Board approved an open market share repurchase program (the “Program”). The Program allows the Fund to purchase, in the open market, its outstanding Common Shares, with the amount and timing of any repurchase determined at the discretion of the Fund's investment adviser. Such purchases may be made opportunistically at certain discounts to NAV per share in the reasonable judgment of management based on historical discount levels and current market conditions.

On a quarterly basis, the Fund’s Board will receive information on any transactions made pursuant to this policy during the prior quarter and if shares are repurchased management will post the number of shares repurchased on the Fund's website on a monthly basis.  Under the terms of the Program, the Fund is permitted to repurchase up to 10% of its outstanding Common Shares in the open market during any 12 month period. There can be no assurance, however, that the Board will decide to undertake any of these actions or that, if undertaken, such actions would result in the Common Shares trading at a price equal to or close to NAV.

Pursuant to the 1940 Act, the Fund may repurchase its Common Shares on a securities exchange (provided that the Fund has informed its shareholders within the preceding six months of its intention to repurchase such Common Shares) or as otherwise permitted in accordance with Rule 23c-1 under the 1940 Act. Under Rule 23c-1, certain conditions must be met for such alternative purchases regarding, among other things, distribution of net income for the preceding fiscal year, asset coverage with respect to the Fund’s senior debt and equity securities, identity of the sellers, price paid, brokerage commissions, prior notice to shareholders of an intention to purchase shares and purchasing in a manner and on a basis which does not discriminate unfairly against the other shareholders through their interest in the Fund. In addition, Rule 23c-1 requires the Fund to file notices of such purchase with the SEC. Additionally, pursuant to Rule 23c-1(a)(10) under the 1940 Act, the Fund may also repurchase its outstanding Common Shares outside of the open market share repurchase program.

PREFERRED SHARES

The Fund does not currently have any preferred stock outstanding.

The Fund’s Agreement and Declaration of Trust provides that the Board may classify or reclassify any unissued Common Shares into one or more additional or other classes or series, with rights as determined by the Board, by action by the Board without the approval of the holders of Common Shares. Holders of Common Shares have no preemptive right to purchase any preferred shares that might be issued. The terms of any preferred shares, including its dividend rate, liquidation preference and redemption provisions, will be determined by the Board, subject to applicable law and the Fund’s Agreement and Declaration of Trust. Thus, the Board could authorize the issuance of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of the Fund’s Common Shares or otherwise be in their best interest.

If the Fund issues series of preferred shares, it will pay dividends to the holders of the preferred shares at a fixed rate, which may be reset after an initial period, as described in the prospectus supplement accompanying a preferred shares offering.

Upon a liquidation, holders of preferred shares will be entitled to receive out of the assets of the Fund available for distribution to shareholders (after payment of claims of the Fund’s creditors but before any distributions with respect to the Fund’s Common Shares or any other class of shares of the Fund ranking junior to the preferred shares as to liquidation payments) an amount per share equal to such share’s liquidation preference plus any accumulated but unpaid distributions (whether or not earned or declared, excluding interest thereon) to the date of distribution, and such shareholders shall be entitled to no further participation in any distribution or payment in connection with such liquidation. The preferred shares carry one vote per share on all matters on which such shares are entitled to vote. The preferred shares will, upon issuance, be fully paid and non-assessable and will have no preemptive, exchange or conversion rights. The Fund will not issue any class of shares senior to the preferred shares.

Asset Maintenance Requirements

The Fund must satisfy asset maintenance requirements under the 1940 Act with respect to its preferred shares. Under the 1940 Act, such debt or preferred shares may be issued only if immediately after such issuance the value of the Fund’s total assets (less ordinary course liabilities) is at least 300% of the amount of any debt outstanding and at least 200% of the amount of any preferred shares and debt outstanding.

The Fund will be required under the statement of preferences of the preferred shares to determine whether it has, as of the last business day of each March, June, September and December of each year, an “asset coverage” (as defined in the 1940 Act) of at least 200% (or such higher or lower percentage as may be required at the time under the 1940 Act) with respect to all outstanding senior securities of the Fund that are debt or shares, including any outstanding preferred shares. If the Fund fails to maintain the asset coverage required under the 1940 Act on such dates and such failure is not cured within 60 calendar days, the Fund may, and in certain circumstances will be required to, mandatorily redeem the number of preferred shares sufficient to satisfy such asset coverage.

Restrictions on Dividends and Other Distributions for the Preferred Shares

So long as any preferred shares are outstanding, the Fund may not pay any dividend or distribution (other than a dividend or distribution paid in Common Shares or in options, warrants or rights to subscribe for or purchase Common Shares) in respect of the Common Shares or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares (except by conversion into or exchange for shares of the Fund ranking junior to the preferred shares as to the payment of dividends or distributions and the distribution of assets upon liquidation), unless:

●	the Fund has declared and paid (or provided to the relevant dividend paying agent) all cumulative distributions on the Fund’s outstanding preferred shares due on or prior to the date of such Common Shares dividend or distribution;

●	the Fund has redeemed the full number of preferred shares to be redeemed pursuant to any mandatory redemption provision in the Fund’s Agreement and Declaration of Trust and By-Laws; and

●	after making the distribution, the Fund meets applicable asset coverage requirements described “Asset Maintenance Requirements.”

No full distribution will be declared or made on any series of preferred shares for any dividend period, or part thereof, unless full cumulative distributions due through the most recent dividend payment dates therefor for all outstanding series of preferred shares of the Fund ranking on a parity with such series as to distributions have been or contemporaneously are declared and made. If full cumulative distributions due have not been made on all outstanding preferred shares of the Fund ranking on a parity with such series of preferred shares as to the payment of distributions, any distributions being paid on the preferred shares will be paid as nearly pro rata as possible in proportion to the respective amounts of distributions accumulated but unmade on each such series of preferred shares on the relevant dividend payment date. The Fund’s obligation to make distributions on the preferred shares will be subordinate to its obligations to pay interest and principal, when due, on any senior securities representing debt.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Fund, the holders of preferred shares then outstanding will be entitled to receive a preferential liquidating distribution, which is expected to equal the original purchase price per preferred share plus accumulated and unpaid dividends, whether or not declared, before any distribution of assets is made to holders of Common Shares. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of preferred shares will not be entitled to any further participation in any distribution of assets by the Fund.

Voting Rights

Except as otherwise stated in this prospectus, specified in the Fund’s Agreement and Declaration of Trust and By-Laws or resolved by the Board or as otherwise required by applicable law, holders of preferred shares shall be entitled to one vote per share held on each matter submitted to a vote of the shareholders of the Fund and will vote together with holders of Common Shares and of any other preferred shares then outstanding as a single class. In connection with the election of the Fund’s Trustees, holders of the outstanding preferred shares, voting together as a single class, will be entitled at all times to elect two of the Fund’s Trustees, and the remaining Trustees will be elected by holders of Common Shares and holders of preferred shares, voting together as a single class. In addition, if (i) at any time dividends and distributions on outstanding preferred shares are unpaid in an amount equal to at least two full years’ dividends and distributions thereon and sufficient cash or specified securities have not been deposited with the applicable paying agent for the payment of such accumulated dividends and distributions or (ii) at any time holders of any other series of preferred shares are entitled to elect a majority of the Trustees of the Fund under the 1940 Act or the applicable statement of preferences creating such shares, then the number of Trustees constituting the Board will be adjusted such that, when added to the two Trustees elected exclusively by the holders of preferred shares as described above, would then constitute a simple majority of the Board as so adjusted. Such additional Trustees will be elected by the holders of the outstanding preferred shares, voting together as a single class, at a special meeting of shareholders which will be called as soon as practicable and will be held not less than ten nor more than thirty days after the mailing date of the meeting notice. If the Fund fails to send such meeting notice or to call such a special meeting, the meeting may be called by any preferred shareholder on like notice. The terms of office of the persons who are Trustees at the time of that election will continue. If the Fund thereafter pays, or declares and sets apart for payment in full, all dividends and distributions payable on all outstanding preferred shares for all past dividend periods or the holders of other series of preferred shares are no longer entitled to elect such additional Trustees, the additional voting rights of the holders of the preferred shares as described above will cease, and the terms of office of all of the additional Trustees elected by the holders of the preferred shares (but not of the Trustees with respect to whose election the holders of Common Shares were entitled to vote or the two Trustees the holders of preferred shares have the right to elect as a separate class in any event) will terminate at the earliest time permitted by law.

So long as any preferred shares are outstanding, the Fund will not, without the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the preferred shares outstanding at the time, and present and voting on such matter, voting separately as one class, amend, alter or repeal the provisions of the applicable statement of preferences, so as to in the aggregate adversely affect any of the rights and preferences set forth in any statement of preferences with respect to such preferred shares. Also, to the extent permitted under the 1940 Act, in the event shares of more than one series of preferred shares are outstanding, the Fund will not approve any of the actions set forth in the preceding sentence which in the aggregate adversely affect the rights and preferences expressly set forth in the applicable statement of preferences with respect to such shares of a series of preferred shares differently than those of a holder of shares of any other series of preferred shares without the affirmative vote of the holders of at least a majority of the preferred shares of each series adversely affected and outstanding at such time (each such adversely affected series voting separately as a class to the extent its rights are affected differently). Unless a higher percentage is required under the Agreement and Declaration of Trust and By-Laws or applicable provisions of the Delaware Statutory Trust Act or the 1940 Act, the affirmative vote of a majority of the votes entitled to be cast by holders of outstanding preferred shares, voting together as a single class, will be required to approve any plan of reorganization adversely affecting the preferred shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act, including, among other things, changes in the Fund’s sub-classification as a closed-end investment company to an open-end company or changes in its fundamental investment restrictions. As a result of these voting rights, the Fund’s ability to take any such actions may be impeded to the extent that there are any preferred shares outstanding. The Board presently intends that, except as otherwise indicated in this prospectus and except as otherwise required by applicable law, holders of preferred shares will have equal voting rights with holders of Common Shares (one vote per share, unless otherwise required by the 1940 Act) and will vote together with holders of Common Shares as a single class. The phrase “vote of the holders of a majority of the outstanding preferred shares” (or any like phrase) means, in accordance with Section 2(a)(42) of the 1940 Act, the vote, at the annual or a special meeting of the shareholders of the Fund duly called (i) of 67% or more of the preferred shares present at such meeting, if the holders of more than 50% of the outstanding preferred shares are present or represented by proxy, or (ii) more than 50% of the outstanding preferred shares, whichever is less. The class vote of holders of preferred shares described above in each case will be in addition to a separate vote of the requisite percentage of Common Shares, and any other preferred shares, voting together as a single class, that may be necessary to authorize the action in question. An increase in the number of authorized preferred shares pursuant to the Agreement and Declaration of Trust and By-Laws or the issuance of additional shares of any series of preferred shares pursuant to the Agreement and Declaration of Trust and By-Laws shall not in and of itself be considered to adversely affect the rights and preferences of the preferred shares.

The foregoing voting provisions will not apply to any preferred shares if, at or prior to the time when the act with respect to which such vote otherwise would be required will be effected, such shares will have been redeemed or called for redemption and sufficient cash or cash equivalents provided to the applicable paying agent to effect such redemption. The holders of preferred shares will have no preemptive rights or rights to cumulative voting.

Limitation on Issuance of Preferred Shares

So long as the Fund has preferred shares outstanding, and subject to compliance with the Fund’s investment objective, policies and restrictions, the Fund may issue and sell shares of additional preferred shares provided that the Fund will, immediately after giving effect to the issuance of such additional preferred shares and to its receipt and application of the proceeds thereof (including, without limitation, to the redemption of preferred shares to be redeemed out of such proceeds), have an “asset coverage” for all senior securities of the Fund which are shares, as defined in the 1940 Act, of at least 200% of the sum of the liquidation preference of the preferred shares of the Fund then outstanding and all indebtedness of the Fund constituting senior securities and no such additional preferred shares will have any preference or priority over any other preferred shares of the Fund upon the distribution of the assets of the Fund or in respect of the payment of dividends or distributions.

The Fund will consider from time to time whether to offer additional preferred shares or securities representing indebtedness and may issue such additional securities if the Board concludes that such an offering would be consistent with the Fund’s Agreement and Declaration of Trust and By-Laws and applicable law, and in the best interest of existing common shareholders.

Notes

The Fund does not currently have any notes outstanding.

The Agreement and Declaration of Trust authorizes the issuance of debt securities or notes, with rights as determined by the Board, by action of the Board without the approval of the Common Shareholders. To the extent the Trustees authorize the issuance of any notes, the Trustees are also permitted to amend or supplement the Agreement and Declaration of Trust, as they deem appropriate. Any such amendment or supplement may set forth the rights, preferences, powers and privileges of such notes.

Under the 1940 Act, the Fund may only issue one class of senior securities representing indebtedness, which in the aggregate must have asset coverage immediately after the time of issuance of at least 300%. So long as notes are outstanding, additional debt securities must rank on a parity with notes with respect to the payment of interest and upon the distribution of the Fund’s assets.

A Prospectus Supplement relating to any notes will include specific terms relating to the offering. The terms to be stated in a Prospectus Supplement will include the following:

●	the form and title of the security;

●	the aggregate principal amount of the securities;

●	the interest rate of the securities;

●	whether the interest rate for the securities will be determined by auction or remarketing;

●	the maturity dates on which the principal of the securities will be payable;

●	the frequency with which auctions or remarketings, if any, will be held;

●	any changes to or additional events of default or covenants;

●	any minimum period prior to which the securities may not be called;

●	any optional or mandatory call or redemption provisions;

●	the credit rating of the notes;

●	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance of the notes; and

●	any other terms of the securities.

The Prospectus Supplement will describe the interest payment provisions relating to notes. Interest on notes will be payable when due as described in the related Prospectus Supplement. If the Fund does not pay interest when due, it will trigger an event of default and the Fund will be restricted from declaring dividends and making other distributions with respect to its Common Shares and preferred shares.

Under the requirements of the 1940 Act, immediately after issuing any notes the value of the Fund’s total assets, less certain ordinary course liabilities, must equal or exceed 300% of the amount of the notes outstanding. Other types of borrowings also may result in the Fund being subject to similar covenants in credit agreements.

Additionally, the 1940 Act requires that the Fund prohibit the declaration of any dividend or distribution (other than a dividend or distribution paid in the Fund’s common or preferred shares or in options, warrants or rights to subscribe for or purchase the Fund’s common or preferred shares) in respect of the Fund’s common or preferred shares, or call for redemption, redeem, purchase or otherwise acquire for consideration any such fund common or preferred shares, unless the Fund’s notes have asset coverage of at least 300% (200% in the case of a dividend or distribution on preferred shares) after deducting the amount of such dividend, distribution, or acquisition price, as the case may be. These 1940 Act requirements do not apply to any promissory note or other evidence of indebtedness issued in consideration of any loan, extension, or renewal thereof, made by a bank or other person and privately arranged, and not intended to be publicly distributed; however, any such borrowings may result in the Fund being subject to similar covenants in credit agreements. Moreover, the Indenture related to the notes could contain provisions more restrictive than those required by the 1940 Act, and any such provisions would be described in the related Prospectus Supplement.

Upon the occurrence and continuance of an event of default, the holders of a majority in principal amount of a series of outstanding notes or the trustee will be able to declare the principal amount of that series of notes immediately due and payable upon written notice to the Fund. A default that relates only to one series of notes does not affect any other series and the holders of such other series of notes will not be entitled to receive notice of such a default under the Indenture. Upon an event of default relating to bankruptcy, insolvency or other similar laws, acceleration of maturity will occur automatically with respect to all series. At any time after a declaration of acceleration with respect to a series of notes has been made, and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding notes of that series, by written notice to the Fund and the trustee, may rescind and annul the declaration of acceleration and its consequences if all events of default with respect to that series of notes, other than the non-payment of the principal of that series of notes which has become due solely by such declaration of acceleration, have been cured or waived and other conditions have been met.

In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Fund or to the Fund’s creditors, as such, or to the Fund’s assets, or (b) any liquidation, dissolution or other winding up of the Fund, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Fund, then (after any payments with respect to any secured creditor of the Fund outstanding at such time) and in any such event the holders of notes shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all notes (including any interest accruing thereon after the commencement of any such case or proceeding), or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of the notes, before the holders of any of the Fund’s common or preferred shares are entitled to receive any payment on account of any redemption proceeds, liquidation preference or dividends from such shares. The holders of notes shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Fund being subordinated to the payment of the notes, which may be payable or deliverable in respect of the notes in any such case, proceeding, dissolution, liquidation or other winding up event.

Unsecured creditors may include, without limitation, service providers including the Adviser, Custodian, administrator, auction agent, broker-dealers and the trustee, pursuant to the terms of various contracts with the Fund. Secured creditors may include without limitation parties entering into any interest rate swap, floor or cap transactions, or other similar transactions with the Fund that create liens, pledges, charges, security interests, security agreements or other encumbrances on the Fund’s assets.

A consolidation, reorganization or merger of the Fund with or into any other company, or a sale, lease or exchange of all or substantially all of the Fund’s assets in consideration for the issuance of equity securities of another company shall not be deemed to be a liquidation, dissolution or winding up of the Fund.

The notes have no voting rights, except as mentioned below and to the extent required by law or as otherwise provided in the Indenture relating to the acceleration of maturity upon the occurrence and continuance of an event of default. In connection with the notes or certain other borrowings (if any), the 1940 Act does in certain circumstances grant to the note holders or lenders certain voting rights. The 1940 Act requires that provision is made either (i) that, if on the last business day of each of twelve consecutive calendar months such notes shall have an asset coverage of less than 100%, the holders of such notes voting as a class shall be entitled to elect at least a majority of the members of the Fund’s Trustees, such voting right to continue until such notes shall have an asset coverage of 110% or more on the last business day of each of three consecutive calendar months, or (ii) that, if on the last business day of each of twenty-four consecutive calendar months such notes shall have an asset coverage of less than 100%, an event of default shall be deemed to have occurred. It is expected that, unless otherwise stated in the related Prospectus Supplement, provision will be made that, if on the last business day of each of twenty-four consecutive calendar months such notes shall have an asset coverage of less than 100%, an event of default shall be deemed to have occurred. These 1940 Act requirements do not apply to any promissory note or other evidence of indebtedness issued in consideration of any loan, extension, or renewal thereof, made by a bank or other person and privately arranged, and not intended to be publicly distributed; however, any such borrowings may result in the Fund being subject to similar covenants in credit agreements. As reflected above, the Indenture relating to the notes may also grant to the note holders voting rights relating to the acceleration of maturity upon the occurrence and continuance of an event of default, and any such rights would be described in the related Prospectus Supplement.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The Fund may issue subscription rights to holders of Common Shares to purchase Common Shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with a subscription rights offering to holders of Common Shares, the Fund would distribute certificates evidencing the subscription rights and a Prospectus Supplement to the Fund’s common shareholders as of the record date that the Fund sets for determining the shareholders eligible to receive subscription rights in such subscription rights offering. For complete terms of the subscription rights, please refer to the actual terms of such subscription rights which will be set forth in the subscription rights agreement relating to such subscription rights and described in the Prospectus Supplement.

The applicable Prospectus Supplement, which would accompany this Prospectus, would describe the following terms of subscription rights in respect of which this Prospectus is being delivered:

●	the period of time the offering would remain open (which will be open a minimum number of days such that all record holders would be eligible to participate in the offering and will not be open longer than 120 days);

●	the title of such subscription rights;

●	the exercise price for such subscription rights (or method of calculation thereof);

●	the number of such subscription rights issued in respect of each share;

●	the number of rights required to purchase a single share;

●	the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

●	if applicable, a discussion of certain U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

●	the date on which the right to exercise such subscription rights will commence, and the date on which such right will expire (subject to any extension);

●	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

●	any termination right the Fund may have in connection with such subscription rights offering;

●	the expected trading market, if any, for rights; and

●	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Exercise of Subscription Right

Each subscription right would entitle the holder of the subscription right to purchase for cash such number of shares at such exercise price as in each case is set forth in, or be determinable as set forth in the Prospectus Supplement relating to the subscription rights offered thereby. Subscription rights would be exercisable at any time up to the close of business on the expiration date for such subscription rights set forth in the Prospectus Supplement. After the close of business on the expiration date, all unexercised subscription rights would become void.

Upon expiration of the rights offering and the receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the Prospectus Supplement, the Fund would issue, as soon as practicable, the shares purchased as a result of such exercise. To the extent permissible under applicable law, the Fund may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable Prospectus Supplement.

Transferable Rights Offering

Subscription rights issued by the Fund may be transferrable. The distribution to shareholders of transferable rights, which may themselves have intrinsic value, also will afford non-participating shareholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for any dilution of their interests that may occur as a result of the rights offering. In a transferrable rights offering, management of the Fund will use its best efforts to ensure an adequate trading market in the rights for use by shareholders who do not exercise such rights. However, there can be no assurance that a market for transferable rights will develop or, if such a market does develop, what the price of the transferable rights will be. In a transferrable rights offering to purchase Common Shares at a price below NAV, the subscription ratio will not be less than 1-for-3, that is the holders of Common Shares of record on the record date of the rights offering will receive one right for each outstanding Common Share owned on the record date and the rights will entitle their holders to purchase one new Common Share for every three rights held (provided that any Common Shareholder who owns fewer than three Common Shares as of the record date may subscribe for one full Common Share). Assuming the exercise of all rights, such a rights offering would result in an approximately 33 1⁄3% increase in the Fund’s Common Shares outstanding.

Additional Information on the Transferability of Rights.  The staff of the SEC has interpreted the 1940 Act as not requiring shareholder approval of a transferable rights offering to purchase Common Shares at a price below the then current NAV so long as certain conditions are met, including: (i) a good faith determination by a fund's board that such offering would result in a net benefit to existing shareholders; (ii) the offering fully protects shareholders' preemptive rights and does not discriminate among shareholders (except for the possible effect of not offering fractional Rights); (iii) management uses its best efforts to ensure an adequate trading market in the rights for use by shareholders who do not exercise such rights; and (iv) the ratio of a transferable rights offering does not exceed one new share for each three rights held.

REPURCHASE AGREEMENTS, REVERSE REPURCHASE AGREEMENTS AND DERIVATIVES

The Fund may engage in repurchase agreements with broker-dealers, banks and other financial institutions to earn incremental income on temporarily available cash which would otherwise be uninvested. A repurchase agreement is a short-term investment in which the purchaser (i.e., the Fund) acquires ownership of a security and the seller agrees to repurchase the obligation at a future time and set price, thereby determining the yield during the holding period. Repurchase agreements involve certain risks in the event of default by the other party. The Fund may enter into repurchase agreements with broker-dealers, banks and other financial institutions deemed to be creditworthy.

Repurchase agreements are required to be fully collateralized by the underlying securities and are considered to be loans under the 1940 Act. The Fund pays for such securities only upon physical delivery or evidence of book entry transfer to the account of a custodian or bank acting as agent. The seller under a repurchase agreement will be required to maintain the value of the underlying collateral securities marked-to-market daily at not less than the repurchase price. The underlying securities (normally securities of the U.S. government and its agencies or instrumentalities) may have maturity dates exceeding one (1) year.

The Fund may borrow through entering into reverse repurchase agreements under which the Fund sells portfolio investments to financial institutions such as banks and broker-dealers and generally agrees to repurchase them at a mutually agreed future date and price. Generally, the effect of a reverse repurchase agreement is that, during the term of the agreement, the Fund can obtain and reinvest all or most of the cash value of the portfolio investment it sold under the agreement and still be entitled to the returns associated with such portfolio investment—thereby resulting in a transaction similar to a borrowing and giving rise to leverage for the Fund. The Fund may utilize reverse repurchase agreements when it is anticipated that the interest income to be earned from the investment of the proceeds of the transaction is greater than the interest expense of the transaction.

In the event the buyer of securities under a reverse repurchase agreement files for bankruptcy or becomes insolvent, the Fund's use of the proceeds of the agreement may be restricted pending a determination by the other party, or its trustee or receiver, whether to enforce the Fund's obligation to repurchase the securities.

The Fund also expects to enter into other transactions that may give rise to a form of leverage including, among others, swaps, futures and forward contracts, options and other derivative transactions. However, these transactions may represent a form of economic leverage and will create risks. Further, the Fund may incur losses on such transactions (including the entire amount of the Fund’s investment in such transaction) even if they are covered.

Investing in derivatives can involve leverage risk, liquidity risk, counterparty risk, market risk and operational/legal risk. The Fund may utilize options, forward contracts, futures contracts and options on futures contracts. These instruments involve risks, including the imperfect correlation between the value of such instruments and the underlying assets, the possible default by the counterparty to the transaction (i.e., counterparty risk), illiquidity of the derivative instrument and, to the extent the prediction as to certain market movements is incorrect, the risk that the use of such instruments could result in losses greater than if they had not been used. In addition, transactions in such instruments may involve commissions and other costs, which may increase the Fund’s expenses and reduce its return. Amounts paid as premiums and cash or other assets held in margin accounts with respect to such instruments are not otherwise available to the Fund for investment purposes.

Further, the use of such instruments by the Fund could create the possibility that losses on the instrument would be greater than gains in the value of the Fund’s position. In addition, futures and options markets could be illiquid in some circumstances, and certain over-the-counter options could have no markets. As a result, in certain markets, the Fund might not be able to close out a position without incurring substantial losses. Such transactions should tend to minimize the risk of loss due to a decline in the value of the hedged position and, at the same time, limit any potential gain to the Fund that might result from an increase in value of the position. In addition, the daily variation margin requirements for futures contracts create a greater ongoing potential financial risk than would purchases of call options, in which case the market exposure is limited to the cost of the initial premium and transaction costs. Losses resulting from the use of hedging will reduce the NAV of the Fund’s securities, and possibly income, and the losses can be greater than if hedging had not been used. Forward contracts may limit gains on portfolio securities that could otherwise be realized had they not been utilized and could result in losses. The contracts may also increase the Fund’s volatility and may involve a significant amount of risk relative to the investment of cash. The use of put and call options may result in losses to the Fund, force the sale of portfolio securities at inopportune times or for prices other than at current market values, limit the amount of appreciation the Fund can realize on its investments or cause the Fund to hold a security it might otherwise sell. The Fund will be subject to credit risk with respect to the counterparties to any transactions in options, forward contracts, futures contracts or options on futures contracts. If a counterparty becomes bankrupt or otherwise fails to perform its obligations under a derivative contract due to financial difficulties, the Fund may experience significant delays in obtaining any recovery under the derivative contract in bankruptcy or other reorganization proceeding. The Fund may obtain only a limited recovery or may obtain no recovery in such circumstances.

When conducted outside the United States, transactions in options, forward contracts, futures contracts or options on futures contracts may not be regulated as rigorously as in the United States, may not involve a clearing mechanism and related guarantees, and are subject to the risk of governmental actions affecting trading in, or the prices of, foreign securities, currencies and other instruments. The value of such positions also could be adversely affected by: (i) other complex foreign political, legal and economic factors; (ii) lesser availability than in the United States of data on which to make trading decisions; (iii) delays in the Fund’s ability to act upon economic events occurring in foreign markets during non-business hours in the United States; (iv) the imposition of different exercise and settlement terms and procedures and margin requirements than in the United States; and (v) lower trading volume and liquidity.

Rule 18f-4 under the 1940 Act governs a registered investment company’s use of derivatives, short sales, reverse repurchase agreements, and certain other instruments. Under Rule 18f-4, a fund’s derivatives exposure is limited through a value-at-risk test and requires the adoption and implementation of a derivatives risk management program for certain derivatives users. However, subject to certain conditions, funds that do not invest heavily in derivatives may be deemed limited derivatives users and would not be subject to the full requirements of Rule 18f-4. Under the rule, when a fund trades reverse repurchase agreements or similar financing transactions, including certain tender option bonds, it needs to aggregate the amount of indebtedness associated with the reverse repurchase agreements or similar financing transactions with the aggregate amount of any other senior securities representing indebtedness when calculating the fund’s asset coverage ratio or treat all such transactions as derivatives transactions. In addition, under the rule, the fund is permitted to invest in a security on a when-issued or forward-settling basis, or with a non-standard settlement cycle, and the transaction will be deemed not to involve a senior security (as defined under Section 18(g) of the 1940 Act), provided that, (i) the fund intends to physically settle the transaction and (ii) the transaction will settle within 35 days of its trade date (the “Delayed-Settlement Securities Provision”). A fund may otherwise engage in when-issued, forward-settling and non-standard settlement cycle securities transactions that do not meet the conditions of the Delayed-Settlement Securities Provision so long as a fund treats any such transaction as a “derivatives transaction” for purposes of compliance with the rule. Furthermore, under the rule, a fund is permitted to enter into an unfunded commitment agreement, and such unfunded commitment agreement will not be subject to the asset coverage requirements under the 1940 Act, if a fund reasonably believes, at the time it enters into such agreement, that it will have sufficient cash and cash equivalents to meet its obligations with respect to all such agreements as they come due. These requirements may limit the ability of a fund to use derivatives, and reverse repurchase agreements and similar financing transactions as part of its investment strategies. These requirements may increase the cost of a fund’s investments and cost of doing business, which could adversely affect investors. The Fund’s implementation of Rule 18-4 is limited by its fundamental investment restrictions.

CREDIT FACILITY AND NOTES

The Fund utilizes leverage through borrowings and may enter into definitive agreements with respect to a credit facility or other borrowing program. The Fund may negotiate with commercial banks to arrange a credit facility pursuant to which the Fund would expect to be entitled to borrow an amount equal to approximately one-third (1/3) of the Fund’s total assets (inclusive of the amount borrowed). Any such borrowings would constitute financial leverage. Such a credit facility is not expected to be convertible into any other securities of the Fund, outstanding amounts are expected to be pre-payable by the Fund prior to final maturity without significant penalty and there are not expected to be any sinking fund or mandatory retirement provisions. Outstanding amounts would be payable at maturity or such earlier times as required by the agreement. The Fund may be required to prepay outstanding amounts under the credit facility or incur a penalty rate of interest upon the occurrence of certain events of default. The Fund would be expected to indemnify the lenders under the credit facility against liabilities they may incur in connection with the credit facility. The Fund is currently a party to the Credit Facility. Although the Fund currently intends to renew the Credit Facility, prior to its expiration date there can be no assurance that the Fund will be able to do so or do so on terms similar to the current Credit Facility, which may adversely affect the ability of the Fund to pursue its investment objectives and strategies.

The Fund may also obtain leverage through the issuance of notes representing indebtedness. Such notes are not expected to be convertible into any other securities of the Fund. Outstanding amounts would be payable at maturity or such earlier times as required by the terms of the notes. The Fund may be required to prepay outstanding amounts under the notes or incur a penalty rate of interest upon the occurrence of certain events of default.

The Fund may use leverage to the maximum extent permitted by the 1940 Act. Under the 1940 Act, the Fund is not permitted to incur indebtedness, including through the issuance of notes or other debt securities, unless immediately thereafter the total asset value of the Fund’s portfolio is at least 300% of the aggregate amount of the outstanding indebtedness (i.e., such aggregate amount may not exceed 33 1/3 % of the Fund’s total assets). In addition, the Fund is not permitted to declare any cash distribution on its Common Shares unless, at the time of such declaration, the NAV of the Fund’s portfolio (determined after deducting the amount of such distribution) is at least 300% of such aggregate amount. If the Fund issues notes, borrows money or enters into a credit facility, the Fund intends, to the extent possible, to retire outstanding debt, from time to time, to maintain coverage of any outstanding indebtedness of at least 300%.

The Fund may seek the highest credit rating possible from one or more NRSROs on any notes that the Fund issues. In such a case, the Fund intends that, as long as notes are outstanding, the composition of its portfolio will reflect guidelines established by such NRSRO. Although, as of the date hereof, no NRSRO has established guidelines relating to the Fund’s notes, based on previous guidelines established by NRSROs for the securities of other issuers, the Fund anticipates that the guidelines with respect to the notes will establish a set of tests for portfolio composition and asset coverage that supplement (and in some cases are more restrictive than) the applicable requirements under the 1940 Act. Although, at this time, no assurance can be given as to the nature or extent of the guidelines which may be imposed in connection with obtaining a rating of the notes, the Fund currently anticipates that such guidelines will include asset coverage requirements which are more restrictive than those under the 1940 Act, restrictions on certain portfolio investments and investment practices, requirements that the Fund maintain a portion of its assets in short-term, high-quality investments and certain mandatory redemption requirements relating to the notes. No assurance can be given that the guidelines actually imposed with respect to the notes by a NRSRO will be more or less restrictive than as described in this prospectus.

In addition, the Fund expects that any notes or a credit facility would contain covenants that, among other things, will likely impose geographic exposure limitations, credit quality minimums, liquidity minimums, concentration limitations and currency hedging requirements on the Fund. These covenants would also likely limit the Fund’s ability to pay distributions in certain circumstances, incur additional debt, change its fundamental investment policies, engage in certain transactions, including mergers and consolidations, and may require asset coverage ratios in addition to those required by the 1940 Act. The Fund would only agree to a limit on its ability to change its fundamental investment policies if doing so was consistent with the 1940 Act and applicable state law. The Fund may be required to pledge (or otherwise grant a security interest in) some or all of its assets and to maintain a portion of its assets in cash or high-grade securities as a reserve against interest or principal payments and expenses. The Fund expects that any notes or credit facility would have customary covenant, negative covenant and default provisions. There can be no assurance that the Fund will enter into an agreement for a credit facility, or issue notes, on terms and conditions representative of the foregoing, or that additional material terms will not apply. In addition, if entered into or issued, any such notes or credit facility may in the future be replaced or refinanced by one or more credit facilities having substantially different terms or by the issuance of preferred shares and/or notes or debt securities. The Fund is currently a party to the Credit Facility. See “Investment Objectives and Policies — Use of Leverage and Related Risks” for more information.

ANTI-TAKEOVER AND CERTAIN OTHER PROVISIONS IN THE AGREEMENT AND DECLARATION OF TRUST

Anti-Takeover Provisions

The Agreement and Declaration of Trust includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Fund or to change the composition of the Board. These provisions may have the effect of discouraging attempts to acquire control of the Fund. The Board is divided into three classes, with the term of one class expiring at each annual meeting of the Fund’s shareholders. At each annual meeting, one class of Trustees is elected to a three-year term. This provision could delay the replacement of a majority of the Board. A Trustee may be removed from office without cause only by a written instrument signed or adopted by two-thirds of the remaining Trustees or by a vote of the holders of at least two-thirds of the class of shares of the Fund that are entitled to elect a Trustee and that are entitled to vote on the matter.

The Agreement and Declaration of Trust provides that the Fund may not merge with another entity, or sell, lease or exchange all or substantially all of its assets without the approval of at least two-thirds of the Trustees and 75% of the affected shareholders.

In addition, the Agreement and Declaration of Trust requires the favorable vote of the holders of at least 80% of the outstanding shares of each class of the Fund, voting as a class, then entitled to vote to approve, adopt or authorize certain transactions with 5%-or-greater holders of the Fund’s outstanding shares and their affiliates or associates, unless two-thirds of the Board have approved by resolution a memorandum of understanding with such holders, in which case normal voting requirements would be in effect. For purposes of these provisions, a 5%-or-greater holder of outstanding shares (a “Principal Shareholder”) refers to any person who, whether directly or indirectly and whether alone or together with its affiliates and associates, beneficially owns 5% or more of the outstanding shares of beneficial interest of the Fund. The transactions subject to these special approval requirements are: (i) the merger or consolidation of the Fund or any subsidiary of the Fund with or into any Principal Shareholder; (ii) the issuance of any securities of the Fund to any Principal Shareholder for cash (other than pursuant to any automatic dividend reinvestment plan or pursuant to any offering in which such Principal Shareholder acquires securities that represent no greater a percentage of any class or series of securities being offered than the percentage of any class of shares beneficially owned by such Principal Shareholder immediately prior to such offering or, in the case of securities, offered in respect of another class or series, the percentage of such other class or series beneficially owned by such Principal Shareholder immediately prior to such offering); (iii) the sale, lease or exchange of all or any substantial part of the assets of the Fund to any Principal Shareholder (except assets having an aggregate fair market value of less than $1,000,000, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period); (iv) the sale, lease or exchange to the Fund or any subsidiary thereof, in exchange for securities of the Fund, of any assets of any Principal Shareholder (except assets having an aggregate fair market value of less than $1,000,000, aggregating for the purposes of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period); or (v) the purchase by the Fund, or any entity controlled by the Fund, of any Common Shares from any Principal Shareholder or any person to whom any Principal Shareholder transferred Common Shares.

Reference should be made to the Agreement and Declaration of Trust on file with the SEC for the full text of these provisions.

The Agreement and Declaration of Trust provides that the Fund shall indemnify the Trustees and officers of the Fund (each such person being an “indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise (other than, except as authorized by the Trustees, as the plaintiff or complainant) or with which he may be or may have been threatened, while acting in any capacity set forth in Section 4.2 of the Agreement and Declaration of Trust by reason of his having acted in any such capacity, except with respect to any matter as to which he shall not have acted in good faith in the reasonable belief that his action was in the best interest of the Trust or, in the ease of any criminal proceeding, as to which he shall have had reasonable cause to believe that the conduct was unlawful, provided, however, that no indemnitee shall be indemnified against any liability to any person or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence (negligence in the ease of affiliated indemnitees), or (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”). The Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought if the Fund receives a written affirmation by the indemnitee of the indemnitee’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Fund unless it is subsequently determined that he is entitled to such indemnification and if a majority of the Trustees determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (1) the indemnitee shall provide adequate security for his undertaking, (2) the Fund shall be insured against losses arising by reason of any lawful advances, or (3) a majority of a quorum of those Trustees who are neither interested persons of the Fund nor parties to the proceeding, or if a majority vote of such quorum so direct, independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the indemnitee ultimately will be found entitled to indemnification.

Control Share Statute

The Fund is subject to the control share acquisition statute (the “Control Share Statute”) contained in Subchapter III of the Delaware Statutory Trust Act (the “DSTA”), which became automatically applicable to listed closed-end funds, such as the Fund, and the Fund has not broadly exempted acquisition of control shares in its governing instrument.

The Control Share Statute provides for thresholds at which a person has the power to directly or indirectly exercise or direct the exercise of the voting power of shares in the election of trustees, above which shares are considered control shares. Whether a voting power threshold is met is determined by aggregating the holdings of the acquirer as well as those of any “associate,” as discussed below. These thresholds are:

●	10% or more, but less than 15% of all voting power;
●	15% or more, but less than 20% of all voting power;
●	20% or more, but less than 25% of all voting power;
●	25% or more, but less than 30% of all voting power;
●	30% or more, but less than a majority of all voting power; or
●	a majority or more of all voting power.

Once a shareholder reaches a threshold, such shareholder has no voting rights under the DSTA with respect to shares acquired in excess of that threshold (i.e., the “control shares”) unless approved by a vote of the non-acquiring shareholders, or otherwise exempted by the fund’s board of trustees. Approval by non-acquiring shareholders requires the affirmative vote of two-thirds of all votes entitled to be cast on the matter, excluding shares held by the acquiring shareholder and its associates as well as shares held by certain insiders of a Fund. Alternatively, the Board is permitted, but not obligated, to exempt acquisitions specifically, generally, or generally by type of control shares, either in advance or retroactively. As of the date hereof, the Board has not received notice of the occurrence of a control share acquisition nor has been requested to exempt any acquisition. Therefore, the Board has not determined whether the application of the Control Share Statute to an acquisition of Fund shares is in the best interest of the Fund and its shareholders and has not exempted any acquisition of control shares nor made any determination with respect to the provisions of the Control Share Statute.

The Control Share Statute may protect the long-term interests of fund shareholders by limiting the ability of certain investors to use their ownership to attempt to disrupt a fund’s long-term strategy such as by forcing a liquidity event. The Control Share Statute may limit the ability of certain shareholders to use their ownership to cause a change with respect to the Fund.

The foregoing is only a summary of certain aspects of the Control Share Statute. Some uncertainty around the application under the 1940 Act of state control share statutes exists as a result of recent federal and state court decisions that have found that certain control share acquisition provisions violate the 1940 Act.

CONVERSION TO OPEN-END FUND

The Fund may be converted to an open-end management investment company at any time if approved by a majority of the Trustees then in office, by the holders of not less than 75% of the Trust’s outstanding Shares entitled to vote thereon and by such vote or votes of the holders of any class or classes or series of Shares as may be required by the 1940 Act. The composition of the Fund’s portfolio and/or its investment policies could prohibit the Fund from complying with regulations of the SEC applicable to open-end management investment companies unless significant changes in portfolio holdings, which might be difficult and could involve losses, and investment policies are made. Conversion of the Fund to an open-end management investment company also would require the redemption of any outstanding preferred shares and could require the repayment of borrowings, which would reduce the leveraged capital structure of the Fund with respect to the Common Shares. In the event of conversion, the Common Shares would cease to be listed on the NYSE or other national securities exchange or market system. The Board believes the closed-end structure is desirable, given the Fund’s investment objectives and policies. Common shareholders of an open-end management investment company can require the company to redeem their shares at any time (except in certain circumstances as authorized by or under the 1940 Act) at their NAV, less such redemption charge, if any, as might be in effect at the time of a redemption. If converted to an open-end fund, the Fund expects to pay all redemption requests in cash, but reserves the right to pay redemption requests in a combination of cash or securities. If such partial payment in securities were made, investors may incur brokerage costs in converting such securities to cash. If the Fund were converted to an open-end fund, it is likely that new Common Shares would be sold at NAV plus a sales load.

PLAN OF DISTRIBUTION

The Fund may offer up to $250,000,000 in aggregate initial offering price of Common Shares, Preferred Shares, Notes or Rights from time to time under this Prospectus and any related Prospectus Supplement (1) directly to one or more purchases, including existing shareholders in a Rights offering; (2) through agents; (3) through underwriters; (4) through dealers; or (5) pursuant to the Fund’s dividend reinvestment and optional cash purchase plan. Each Prospectus Supplement relating to an offering of securities will state the terms of the offering, including:

●	the names of any agents, underwriters or dealers;
●	any sales loads or other items constituting underwriters’ compensation;
●	any discounts, commissions, or fees allowed or paid to dealers or agents;
●	the public offering or purchase price of the offered Securities and the net proceeds the Fund will receive from the sale; and
●	any securities exchange on which the offered Securities may be listed

Direct Sales

The Fund may sell Securities directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters as defined in the Securities Act for any resales of the securities. In this case, no underwriters or agents would be involved. The Fund may use electronic media, including the Internet, to sell offered securities directly. The Fund will describe the terms of any of those sales in a Prospectus Supplement.

By Agents

The Fund may offer Securities through agents that the Fund may designate. The Fund will name any agent involved in the offer and sale and describe any commissions payable by the Fund in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, the agents will be acting on a best-efforts basis for the period of their appointment.

By Underwriters

The Fund may offer and sell Securities from time to time to one or more underwriters who would purchase the Securities as principal for resale to the public, either on a firm commitment or best-efforts basis. If the Fund sells Securities to underwriters, the Fund will execute an underwriting agreement with them at the time of the sale and will name them in the Prospectus Supplement. In connection with these sales, the underwriters may be deemed to have received compensation from the Fund in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of Securities for whom they may act as agent. Unless otherwise stated in the Prospectus Supplement, the underwriters will not be obligated to purchase the Securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the Securities, they will be required to purchase all of the offered Securities. The underwriters may sell the offered Securities to or through dealers, and those dealers may receive discounts, concessions or commissions from the underwriters as well as from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

In connection with an offering of Common Shares, if a Prospectus Supplement so indicates, the Fund may grant the underwriters an option to purchase additional Common Shares at the public offering price, less the underwriting discounts and commissions, within 45 days from the date of the Prospectus Supplement, to cover any overallotments.

By Dealers

The Fund may offer and sell Securities from time to time to one or more dealers who would purchase the securities as principal. The dealers then may resell the offered Securities to the public at fixed or varying prices to be determined by those dealers at the time of resale. The Fund will set forth the names of the dealers and the terms of the transaction in the Prospectus Supplement.

General Information

Agents, underwriters, or dealers participating in an offering of Securities may be deemed to be underwriters, and any discounts and commission received by them and any profit realized by them on resale of the offered Securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

The Fund may offer to sell securities either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

To facilitate an offering of Common Shares in an underwritten transaction and in accordance with industry practice, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of the Common Shares or any other Security. Those transactions may include overallotment, entering stabilizing bids, effecting syndicate covering transactions, and reclaiming selling concessions allowed to an underwriter or a dealer.

●	An overallotment in connection with an offering creates a short position in the common stock for the underwriter’s own account.
●	An underwriter may place a stabilizing bid to purchase the Common Shares for the purpose of pegging, fixing, or maintaining the price of the Common Shares.
●	Underwriters may engage in syndicate covering transactions to cover overallotments or to stabilize the price of the Common Shares by bidding for, and purchasing, the Common Shares or any other Securities in the open market in order to reduce a short position created in connection with the offering.
●	The managing underwriter may impose a penalty bid on a syndicate member to reclaim a selling concession in connection with an offering when the Common Shares originally sold by the syndicate member is purchased in syndicate covering transactions or otherwise.

Any of these activities may stabilize or maintain the market price of the Securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

In connection with any Rights offering, the Fund may also enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriter(s) will purchase Common Shares remaining unsubscribed for after the Rights offering.

Any underwriters to whom the offered Securities are sold for offering and sale may make a market in the offered Securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance that there will be a liquid trading market for the offered Securities.

Under agreements entered into with the Fund, underwriters and agents may be entitled to indemnification by the Fund and the Adviser against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments the underwriters or agents may be required to make.

The underwriters, agents, and their affiliates may engage in financial or other business transactions with the Fund in the ordinary course of business.

Pursuant to a requirement of the Financial Industry Regulatory Authority, Inc. (“FINRA”) the maximum compensation to be received by any FINRA member or independent broker-dealer in connection with an offering of the Fund’s securities may not be greater than eight percent (8%) of the gross proceeds received by the Fund for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

To the extent permitted under the 1940 Act and the rules and regulations promulgated thereunder, the underwriters may from time to time act as a broker or dealer and receive fees in connection with the execution of portfolio transactions on behalf of the Fund after the underwriters have ceased to be underwriters and, subject to certain restrictions, each may act as a broker while it is an underwriter.

A Prospectus and accompanying Prospectus Supplement in electronic form may be made available on the websites maintained by underwriters. The underwriters may agree to allocate a number of Securities for sale to their online brokerage account holders. Such allocations of Securities for internet distributions will be made on the same basis as other allocations. In addition, Securities may be sold by the underwriters to securities dealers who resell Securities to online brokerage account holders.

CUSTODIAN, DIVIDEND PAYING AGENT, TRANSFER AGENT AND REGISTRAR

State Street serves as Custodian for the Fund. The Custodian holds cash, securities, and other assets of the Fund as required by the 1940 Act and also provides certain Fund accounting services. Custody and accounting fees are payable monthly based on assets held in custody, investment purchases and sales activity and other factors, plus reimbursement for certain out of pocket expenses. The principal business address of State Street is 1776 Heritage Drive, North Quincy, Massachusetts 02171. Computershare Trust Company, N.A., P.O. Box 43006, Providence, RI 02940-3078, acts as the Fund’s dividend paying agent, transfer agent and the registrar for the Fund’s Common Shares.

LEGAL OPINIONS

Certain legal matters in connection with the Common Shares will be passed on for the Fund by Dechert LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of and for the fiscal year ended October 31, 2025 incorporated by reference in the SAI have been so incorporated in reliance on the report of KPMG, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The unaudited financial statements for the fiscal period ended April 30, 2026 are incorporated in this Prospectus by reference to the Fund’s Semi-Annual Report. The principal place of business of KPMG is located at 191 West Nationwide Blvd., Ste. 500, Columbus, OH, 43215. KPMG provides audit services and consultation with respect to the preparation of filings with the SEC.

ADDITIONAL INFORMATION

This Prospectus concisely provides the information that a prospective investor should know about the Fund before investing. Investors are advised to read this Prospectus carefully and to retain it for future reference. Additional information about the Fund, including the SAI, dated August 7, 2026, has been filed with the SEC and is incorporated by reference in its entirety into this prospectus. The SAI and the Fund’s annual and semi-annual reports and other information filed with the SEC, can be obtained upon request and without charge by writing to the Fund at 1900 Market Street, Suite 200, Philadelphia, PA 19103, by calling Investor Relations toll-free at 1-800-522-5465 or by visiting the Fund’s website at www.aberdeenaod.com. Investors may request the Fund’s SAI, annual and semi-annual reports and other information about the Fund or make Shareholder inquiries by calling Investor Relations toll-free at 1-800-522-5465 or by visiting www.aberdeenaod.com. In addition, the contact information provided above may be used to request additional information about the Fund and to make Shareholder inquiries. The SAI, other material incorporated by reference into this prospectus and other information about the Fund is also available on the SEC’s website at https://www.sec.gov. The address of the SEC’s website is provided solely for the information of prospective investors and is not intended to be an active link.

abrdn Total Dynamic Dividend Fund

Up to $75,000,000

Common Shares

PROSPECTUS

SUPPLEMENT